Exhibit 10.26

MASTER SUPPLY AGREEMENT

By and Between

YETI COOLERS, LLC (“YETI”)
Address:	7601 Southwest Parkway
Austin, TX 78735, USA
Contact:	[ ]
cc Contact:	General Counsel & Corporate Secretary
Tel:	[ ]
E-mail:	[ ]

And

[ ] (“Supplier”)
Address:	[ ]
Contact:	[ ]
cc Contact:	[ ]
Tel:	[ ]
E-mail:	[ ]

YETI and Supplier are sometimes individually each referred to herein as a “Party” and collectively as the “Parties”.

“Effective Date”:  [                              ]

YETI Confidential & Proprietary Information

This Master Supply Agreement (“Agreement”), pursuant to which Supplier shall sell Products (as defined below) to YETI, is entered into as of the Effective Date by the Parties.

1.                                      Products

Supplier hereby agrees to produce, supply and deliver to YETI the products and services (if any) set forth on Schedule 1 attached hereto, as it may be modified from time to time on mutual written agreement of the Parties (collectively, the “Products”) that meet the applicable drawings, specifications, and any other requirements provided by YETI or otherwise agreed to in writing by YETI for each Product as set forth or incorporated by reference in Schedule 2 attached hereto, as may be modified from time to time by YETI by written notice to Supplier (“Product Specifications”).  For avoidance of doubt, this Agreement does not establish an exclusive supply relationship; YETI may purchase Products from third parties other than Supplier, and/or manufacture Products itself.  YETI makes no commitment that it will purchase any particular volume of any Products from Supplier.

2.                                      Purchase Orders

2.1                               Purchase Orders.  YETI may issue purchase orders to Supplier for the Products (each a “Purchase Order”) from time to time, and Supplier shall supply the Products to YETI in accordance with each such Purchase Order.  Each Purchase Order shall be subject to the terms and conditions of this Agreement, including the Schedules attached hereto.

2.2                               Acceptance.  Within five (5) calendar days after YETI issues a Purchase Order, Supplier shall either accept such Purchase Order or propose to make any Changes (as defined below).  Supplier shall be deemed to have accepted a Purchase Order when it:  (a) does not propose any Changes within five (5) calendar days after YETI’s issuance of that Purchase Order; (b) begins performance under that Purchase Order; or (c) acknowledges or accepts that Purchase Order.

2.3                               Forecasts.  From time to time, YETI may provide forecasts to assist Supplier in planning its production requirements on a rolling twelve (12) month or other basis.  Within ten (10) calendar days of Supplier’s receipt of a forecast, Supplier shall confirm to YETI in writing whether it has the capacity to meet such forecast over the applicable time period and provide YETI with a business plan to meet such forecast.  YETI shall not be obligated to make purchases in accordance with any forecast.  Forecasts are not Purchase Orders, are non-binding, and are provided for informational purposes only.  YETI will not be liable for Supplier’s commitments or production (a) in excess of the amounts indicated in YETI’s Purchase Orders, or (b) in advance of the time required under YETI’s Purchase Orders.

3.                                      Purchase Price, Payment Terms, and Taxes

3.1                               Purchase Price.  The Parties agree that the initial unit purchase price for each Product shall be as set forth on Schedule 1 (the “Product Purchase Prices”).  Product Purchase Prices are firm, and no additional charges will be allowed unless specifically agreed in writing by YETI.  No Product Purchase Prices shall be increased except upon mutual written agreement of the Parties.  Product Purchase Prices shall be subject to decrease pursuant to the cost reduction and productivity sharing provisions contained in Schedule 3 (Service Level Agreements).  The Parties agree that the target price for each Product is the YETI Should Cost for that Product, and the “YETI Should Cost” is the amount that YETI determines it should pay for a Product based on YETI’s market research and benchmarking analysis with respect to the costs of the materials and components that make up that Product and reasonable supplier margins.  Supplier shall at all times remain competitive in pricing, as well as in quality, delivery and technology.  If at any time YETI is able to obtain Products of satisfactory quality from an alternative source(s) at a price less than the applicable Product Purchase Price, Supplier agrees that YETI shall be entitled to reduce or eliminate its Purchase Orders to Supplier for such Products and obtain such Products from the alternative source(s).  Supplier shall not at any time sell Products or substantially similar goods to any purchaser other than YETI at prices below the applicable Product Purchase Price.  If Supplier charges any other purchaser a lower price for the Products or similar goods, Supplier must immediately apply the lower price to the applicable Products under this Agreement and any applicable Purchase Order, both retroactively and prospectively.  If Supplier fails to meet the lower price, YETI, at its option, may terminate this Agreement and/or the applicable portion of any open Purchase Order without liability.  The Product Purchase Price includes all Taxes (as defined below) and any and all expenses and charges.

3.2                               Invoices.  Upon shipment of Products, Supplier shall submit an invoice to YETI, which shall include the following information, as applicable:  (a) name and address of Supplier; (b) name of shipper (if different from Supplier); (c) YETI’s Purchase Order number; (d) port of export and place or places of delivery; (e) detailed description of the Products; (f) quantity of the Products shipped; (g) unit and total prices; and (h) any other information required by YETI, including special packing, packaging, handling, and design requirements.  The invoice shall be accompanied (if applicable) by a signed bill of lading or express delivery receipt evidencing such shipment.

3.3                               Payment.  Other than invoices that YETI disputes in good faith by a written notice to Supplier that sets forth in reasonable detail the basis for such dispute, YETI will pay Supplier as applicable for Products within ninety (90) calendar days of title and risk of loss passing to YETI in accordance with Section 6.1.  Upon and during any breach of this Agreement by Supplier, YETI may withhold payment of invoices.  Any and all costs and expenses, and all credits, refunds, and obligations, due to YETI hereunder shall be paid by Supplier to YETI or performed by Supplier within thirty (30) calendar days after demand, or offset by YETI against any of Supplier’s unpaid invoices, at YETI’s option.

3.4                               Taxes.  Supplier shall be responsible for and shall pay all Taxes that relate to the manufacturing, procurement or production of Products and Samples (as defined below) and all activities occurring prior to the delivery of such to YETI, and all income and property Taxes imposed upon Supplier.  YETI shall pay all Taxes that are due and payable as a result of its purchase of the Products or Samples and that are incurred for all periods following delivery of the Products or Samples to it.  “Taxes” shall mean all sales, use, excise, stamp, transfer, value added, and other taxes, and all duties, customs, fees charges and assessments, imposed by any federal, national, state, provincial or local governmental authority of the U.S. or any other country.

4.                                      Changes

4.1                               Changes.  From time to time, YETI may require additional or reduced services or Products from, or issue additional instructions or make changes by written direction to, Supplier in any one or more of the following:  (a) drawings, designs, Product Specifications, or other technical requirements; (b) method of shipment or packaging; (c) delivery schedule; (d) Product quantities; and (e) any other matters relating to this Agreement, any Purchase Order, or Supplier’s performance (individually a “Change” and collectively the “Changes”).  Supplier may also propose Changes to YETI for its consideration, and any such proposal shall be accompanied by adequate documentation supporting the proposed Change and any associated change in cost or time of performance.  Changes directed by YETI shall be effective upon written notice by YETI to Supplier, or issuance by YETI of a new or amended Purchase Order; no Changes proposed by Supplier shall become effective unless and until YETI in its discretion approves such Change(s) in writing through issuance of a new or amended Purchase Order.  Information, such as technical direction or guidance provided to Supplier by YETI in connection with Supplier’s performance of this Agreement or a Purchase Order, shall not be construed either as a Change or as direction to proceed outside the scope of this Agreement or any Purchase Order.  Without limiting the foregoing, neither Supplier nor any sub-supplier or subcontractor shall (1) move any tooling or equipment from its location in the manufacturing facility where such tooling or equipment is located as of the Effective Date, or (2) make any changes to any manufacturing processes or methods or materials used in producing Products without YETI’s prior written approval.

4.2                               YETI Adjustments.  If YETI finds that any Change should result in a change in the cost or time of performance of this Agreement or any Purchase Order, YETI in its sole discretion may make an equitable adjustment to the applicable Product Purchase Price or delivery time.  Nothing in this Section 4, including any disagreement with YETI as to the equitable adjustment, shall excuse Supplier from performing its obligations under the Agreement or any Purchase Order as they may have been Changed.

5.                                      Equipment and Samples

5.1                               Equipment.  If Supplier uses or may use tooling, molds and other equipment owned by YETI (collectively, “Equipment”) in the production of Products, the Parties have entered into or will enter into the Bailment Agreement attached hereto as Schedule 4 to address such Equipment.  The Parties acknowledge that Supplier may also from time to time, with YETI’s consent, utilize Supplier-owned tooling, molds and other equipment (collectively, “Supplier Equipment”) in the production of Products.

5.2                               Samples.  Supplier shall provide to YETI a sufficient quantity (as determined by YETI) of samples produced by each item of Equipment and Supplier Equipment (“Samples”) before mass production of any Products to be produced using such Equipment and/or Supplier Equipment.  Supplier shall not use any Equipment or Supplier Equipment for mass production until such time as YETI inspects and confirms the applicable Samples meet the applicable Product Specifications, and provides written notice of acceptance to Supplier.

5.3                               Responsibility for Sample Costs.  All Samples produced in connection with a production launch or a new Product development program shall be furnished at Supplier’s cost, without any charge to YETI.  As for Samples produced in connection with a research and development event in a situation where YETI has not yet determined whether or not such R&D effort will lead to the launch of a new Product, YETI shall reimburse Supplier for the reasonable cost of such Samples, as mutually agreed by the Parties in advance.  Payment terms for such Samples shall be the same as for Products.

6.                                      Delivery, Inspection, Acceptance, Warranties, Non-Infringement and Remedies

6.1                               Shipping, Packaging and Risk of Loss.  Unless otherwise agreed to in writing by both Parties or otherwise specified on the applicable Purchase Order, all shipments of Products purchased by YETI shall be delivered F.O.B. Destination at [INSERT APPLICABLE DESTINATION], unless the Products originate from shipping points outside the U.S.A., in which case the Products shall be delivered DDP Destination [INSERT APPLICABLE DESTINATION] (as such trade term is defined in Incoterms 2010).  Title and risk of loss shall pass at the foregoing Destinations on acceptance of Products by YETI.  Unless otherwise separately itemized on the applicable Purchase Order, the Product Purchase Price for the Products includes any charges for packaging, boxing, crating and cartage.  All items shall be palletized and otherwise suitably packed, marked conspicuously with YETI’s code number, lot number, Purchase Order number, supplier number and quantity per package (if applicable), and shipped in accordance with the requirements of common carriers so as to obtain the lowest transportation cost.  In the event no packing slip accompanies any shipment, the count or weight or other measure of YETI shall be final and conclusive.  All items considered hazardous for transport by any mode shall be properly classified, described, packaged, marked and labeled in accordance with all applicable Laws (as that term is defined in Section 11, Compliance).  Regardless of shipping terms, all risk that the Products may be lost, damaged, stolen or delayed in transit shall be borne by Supplier until conforming Products have been actually received, inspected, tested and accepted by YETI.  Supplier shall be liable to YETI for any loss or damage resulting from Supplier’s failure to act so as to provide adequate protection during shipment.  Additional expenses, charges or claims incurred as a result of deviation from the specified route, non-compliance with other shipping instructions or improper description of the shipment in shipping documents shall be Supplier’s responsibility.  Supplier shall notify YETI of the shipment date on such date and advise YETI of complete shipping and routing information.

6.2                               Delivery.  Delivery time and quantities are of the essence under the Purchase Orders.  Supplier acknowledges it must achieve On Time In Full delivery of all Products ordered in the Purchase Orders; this is necessary so that YETI can satisfy its customers’ required delivery dates.  Supplier agrees to one hundred percent (100%) on-time delivery of the quantities and at the delivery points and times specified by YETI in the Purchase Orders.  If there is an actual or anticipated delay in delivery, Supplier shall immediately notify YETI in writing of the expected length of the delay and the reason for such delay; such notice, however, shall not release Supplier from liability for such late delivery, unless and to the extent and for so long as the actual or anticipated late delivery is due to a Force Majeure Event (as defined below).  If Supplier’s deliveries fail to meet the delivery schedule(s) under the Purchase Orders, YETI, in addition to its other rights and remedies and in its sole discretion, (a) reserves the right to refuse all or any portion of the delayed Products and/or to terminate all or a portion of this Agreement or all or any one or more of the Purchase Orders; (b) may direct expedited routing and charge Supplier for any excess costs incurred as a result; and (c) may charge Supplier for any costs and losses incurred by YETI due to the delay.  Supplier shall not unreasonably anticipate delivery by purchasing materials or manufacturing quantities earlier than or in excess of what is reasonably required to meet YETI’s delivery schedule.  Items received in advance or in excess of YETI’s delivery schedule may, at YETI’s option, be returned at Supplier’s risk and expense or shall be retained and payment withheld until the delivery date(s) set forth in the applicable Purchase Order.

6.3                               Inspection; Acceptance.  The Products (and work-in-process relating to the Products) shall be subject to inspection, evaluation and testing by YETI or YETI’s designee at any reasonable time and from time to time before, during and after manufacture, delivery and performance.  Supplier shall provide YETI or YETI’s designee with access to its own and its sub-suppliers’ and other subcontractors’ facilities for such purposes.  Notwithstanding prior inspections, the Products are subject to inspection, evaluation and testing at YETI’s facility or at a facility YETI may designate, and notwithstanding any payment that may be made, Products shall not be deemed accepted until such in-facility inspection, evaluation and testing demonstrate to YETI’s satisfaction that the Products conform to this Agreement and the applicable Purchase Order and Product Specifications.  YETI’s inspection, evaluation or testing before, during or after manufacture, delivery or performance shall not constitute a waiver of the right of subsequent rejection by reason of any latent or otherwise undiscovered defect.

6.4                               Representations and Warranties.  Supplier represents, certifies and warrants that all of the Products provided to YETI, including, without limitation, all goods, software, firmware, equipment, and services (if any), shall:  (a) be free and clear of all liens and encumbrances, good and merchantable title thereto being vested in YETI; (b) be free from defects in design, material and workmanship

(latent or otherwise) and of good and merchantable quality; (c) conform to, and be capable of performing as described in, all Product Specifications set forth or referenced in the Agreement and all Samples that have been accepted by YETI; (d) be fit for the use intended by YETI; (e) be manufactured or otherwise fabricated, or be performed, by adequately trained, properly supervised personnel in a good, timely, professional and workmanlike manner and in accordance with the best practices in Supplier’s industry; (f) not incorporate or consist of commercial surplus, used, remanufactured or reconditioned material or components, or material or components of such age or so deteriorated as to impair the usefulness or safety thereof; and (g) comply with, and have been produced, processed, packaged, labeled, imported and/or exported (if applicable), delivered and sold, and be capable of operating in conformity with, all applicable Laws. The foregoing representations and warranties shall survive delivery, inspection and payment and shall run in favor of YETI and its affiliates, and their respective successors, assigns and customers, both direct and indirect.  Supplier acknowledges that it knows that YETI is relying upon Supplier’s skill and judgment to select and furnish suitable Products for YETI’s particular purposes.

6.5                               Remedies.  If at any time before or after YETI sells the Products (or goods incorporating the Products) to its customers, YETI determines that any Products are unsatisfactory, defective or inferior in quality, or fail to conform to Supplier’s warranties or the applicable Product Specifications or any other requirements of this Agreement or the applicable Purchase Order (“Non-Conforming Products”), YETI may, at its option and in addition to any other rights and remedies to which it is entitled under this Agreement, applicable Laws or otherwise:  (a) require Supplier, at its sole cost and expense, to repair or replace the Non-Conforming Products or to re-perform non-conforming services properly, or to provide YETI with a credit or refund for such Products, (b) retain the Non-Conforming Products at an adjusted price, (c) hold the Non-Conforming Products at Supplier’s risk and expense pending Supplier’s specific instructions, or (d) return the Non-Conforming Products to Supplier at Supplier’s expense for replacement, credit or full or partial refund, as YETI shall direct.  YETI shall also have the right to cancel any unshipped portions of any Purchase Order, or to refuse to accept further delivery of Products or performance of services under this Agreement.  Supplier shall reimburse YETI for all of its costs and expenses in connection with the testing, inspection, installation, removal, storage, added-value processing, handling, reworking, packing, packaging and transporting (both to and from YETI’s facility or YETI’s designated facility) of any such Non-Conforming Products, and Supplier shall bear all risk of loss or damage in transit to Products returned by YETI pursuant hereto.  Notwithstanding the foregoing, YETI reserves the right to repair Non-Conforming Products or re-perform non-conforming services without voiding any of Supplier’s warranties or other obligations under this Agreement.  Supplier shall reimburse YETI for all of its costs and expenses relating to any such repair or re-performance.  Any and all costs and expenses, and all credits, refunds, and obligations, due to YETI hereunder shall be paid by Supplier to YETI or performed by Supplier within thirty (30) calendar days after demand, or offset by YETI against any of Supplier’s unpaid invoices, at YETI’s option.  Supplier shall destroy any Non-Conforming Products returned to Supplier for replacement, credit or refund, or that were never shipped by Supplier to YETI.

6.6                               Cancellation.  Supplier acknowledges and agrees that YETI in its sole discretion shall be entitled to cancel any Purchase Order(s) at any time, with or without cause, for its convenience, upon [  ] ([  ]) calendar days’ prior written notice, without liability to Supplier, and without prejudice to any other rights and remedies to which YETI may be entitled.  If YETI elects to cancel any Purchase Order, then the total Product Purchase Price of such Purchase Order (to the extent previously paid by YETI), including the reasonable expenses incurred by YETI for added—value processing (components and actual labor) and testing/inspection of the Products, shall be reimbursed by Supplier to YETI within thirty (30) calendar days of YETI’s request, or offset by YETI against any of Supplier’s unpaid invoices, at YETI’s sole option.

6.7                               Facility; Shipment.  Supplier shall ship Products only from Supplier’s facility or facilities that YETI has identified and agreed upon in writing (whether one facility or more, the “Facility”).  Supplier shall not produce, pack or store any Products or Samples, or store raw materials or components for Products or Samples, at any location other than the Facility without YETI’s express written consent in each instance.

6.8                               No Supplier Sales.  Unless otherwise approved by YETI in advance and in writing, Supplier shall not market, distribute, transfer, or sell any Products or Samples (including but not limited to “factory second” or other Non-Conforming Products) to any employee or any person or entity other than YETI.  Supplier shall send to YETI a written certification within five (5) calendar days following the end of each fiscal quarter certifying (a) the number of factory second or other Non-Conforming Products Supplier produced and retained (or received back from YETI) during such quarter, and (b) that all such Products have been destroyed by Supplier.

6.9                               Non-Infringement Warranty.  Supplier represents, warrants and covenants that:  (a) neither the Products (including, without limitation, any goods, software, firmware, equipment or services), nor the use or resale thereof, shall in any way infringe or contribute to the infringement of any Intellectual Property right (as hereinafter defined) in the United States or elsewhere, and no claim, action or suit alleging any such infringement or contribution to infringement is pending or threatened against Supplier, its affiliates, employees, agents, sub-suppliers or other subcontractors; (b) Supplier has full power and authority to grant all of the rights granted by it in this Agreement; and (c) all royalties, fees and costs for such rights (if there are any) are set forth in this Agreement, and except as otherwise expressly set forth in this Agreement, no royalties, fees or other costs are payable to Supplier or any third party for any such rights. If YETI’s use or resale of any of the Products, or of any of the Intellectual Property granted to YETI under this Agreement (the “granted rights”), is enjoined in connection with any claim, action or suit alleging that such Products or granted rights infringe or contribute to the infringement of any Intellectual Property in the United States or elsewhere, then Supplier shall, at its sole cost and expense, either (i) procure for YETI and/or its customers the perpetual right to continue using the affected Products and granted rights without restriction and without any obligation on the part of YETI or its customers to make any royalty or other payments, (ii) replace the affected Products and granted rights with non-infringing Products and rights that do not adversely affect YETI’s or its customers’ ability to use the Products or granted rights as contemplated by YETI (including without limitation any adverse effect relating to the functionality of the Products or granted rights or the cost of using or maintaining same), or (iii) modify the affected Products and granted rights in a manner that does not adversely affect YETI’s or its customers’ ability to use the Products or granted rights as contemplated by YETI (including without limitation any adverse effect relating to the functionality of the Products or granted rights or the cost of using or maintaining same) so that the affected Products and granted rights become non-infringing. Supplier’s obligations under this Section shall be in addition to, and shall not limit, restrict or otherwise affect in any way, the other obligations of Supplier under this Agreement, applicable Laws or otherwise.

6.10                        Service Level Agreements.  Supplier shall be bound by and comply with all requirements set forth in Schedule 3 attached hereto (Service Level Agreements).

7.                                      Product Handling, Labeling and Disclosures

7.1                               Handling.  Supplier shall package and handle the Products in packaging provided by or approved in writing by YETI, and in accordance with (a) all prints and designs provided by YETI, and (b) all packaging instructions or specifications of YETI.

7.2                               Labeling.  Supplier will label, imprint, emboss, stamp, or otherwise mark all Products and Product packaging with (a) any applicable serial numbers, (b) one or more of YETI’s Trademarks as specified by YETI for the Products in question, and (c) any other information as may be specified by YETI.  Except as may be required under applicable Law or Section 7.3, Supplier shall not otherwise label or mark any Products or Product packaging.  The labeling of all Products and Product packaging will be subject to the prior written approval of YETI.

7.3                               Components Disclosure; Special Warnings.  If requested by YETI from time to time, Supplier shall promptly furnish YETI in such form and detail as YETI may direct:  (a) a bill of materials for or list of all ingredients, components or constituents in the Products purchased hereunder, (b) the amount of one or more of such ingredients, components or constituents, and (c) information concerning any changes in or additions to any such ingredients, components or constituents.  Prior to and with the shipment of Products purchased hereunder, Supplier agrees to furnish to YETI in English sufficient written warning and written notice, including appropriate labels on Products, containers and packaging, of any hazardous material that is an ingredient or a part of any of the Products, together with such special handling instructions in English as may be necessary to advise carriers, YETI and their respective employees as to how to exercise that measure of care and precaution that will best prevent bodily injury and property damage in the handling, transportation, processing, use and/or disposal of the Products, containers and packaging shipped to YETI.

8.                                      Joint Development Terms and Conditions; Intellectual Property

8.1                               Joint Development.  Unless Schedule 5 hereto is expressly stated to be “Not Applicable”, the following provision shall apply:  the terms and conditions set forth in Schedule 5 attached hereto (the “Joint Development Terms and Conditions”) are hereby incorporated by reference into this Agreement, and the Parties agree to comply with and be bound by all such Joint Development Terms and Conditions.  Each Scope of Work (as defined in Schedule 5) shall be incorporated into this Agreement at the time it is agreed to by the Parties.  Supplier and YETI specifically agree that the allocation of ownership of Pre-Existing Technology and Developed Technology (as those terms are defined in Schedule 5) that is set forth in the Joint Development Terms and Conditions shall be binding in all circumstances.  The Parties agree that, if prior to the Effective Date they entered into an agreement dealing with the joint development of products, technology or other items, the Joint Development Terms and Conditions shall supersede those portions of said agreement dealing with joint development effective as of the Effective Date.

8.2                               Intellectual Property; Trademarks.  As used in this Agreement, “Intellectual Property” means all exclusive rights over creations of the mind, both artistic and commercial, including, but not limited to, patents, patent applications, continuations, continuations-in-part, divisionals, extensions, reexaminations, reissues, utility models, industrial designs, trade secrets, know-how, mask works, works of authorship, information fixed in any tangible medium of expression, registered and unregistered copyrights, and Trademarks, along with all associated goodwill.  As used in this Agreement, “Trademarks” means all trademarks, service marks, trade dress, logos, slogans, trade names, and corporate names.

8.3                               Ownership of Work Product.  If Schedule 5 hereto is expressly stated to be “Not Applicable”, then the Parties agree that all inventions, discoveries, improvements, methods, processes, designs, ideas, electrical hardware, mechanical hardware, software, commercial embodiments, and all items, information and concepts that have been or are conceived, authored, originated, or reduced to practice solely by Supplier or YETI or jointly by both Parties, including any person working on behalf of either Party, in the course of performing work in connection with this Agreement, or in the course of producing Products or performing obligations under the Agreement, whether developed before or after the Effective Date and whether or not subject to protection as Intellectual Property, including all changes, additions or improvements that improve functions, add new functions, or improve performance by changes to system design or operation, shall be solely and exclusively owned by YETI.

8.4                               Limited Grant of Trademark Rights.  YETI grants to Supplier a limited, revocable, non-exclusive, non-transferable, non-sublicenseable right during the Term to use the YETI Trademarks solely on the Products and Product packaging as directed by YETI.  Supplier shall (a) comply with YETI’s guidelines and requirements regarding use of YETI’s Trademarks, as communicated by YETI to Supplier from time to time, (b) ensure that all Products in connection with which YETI’s Trademarks are used are produced with the highest quality standards and workmanship, and are of such nature, style, and appearance as to protect YETI’s Trademarks and the goodwill associated therewith, and (c) ensure that all usage of YETI’s Trademarks shall be solely on behalf of, and inure to the benefit of, YETI.  Supplier shall not put or place any of YETI’s Trademarks, or any variation or derivation thereof, or any similar mark that could be confused with any of YETI’s Trademarks, on any products, tooling, or other materials whatsoever other than the Products or Product packaging as directed by YETI during the Term.  Supplier shall not use any of YETI Trademarks or any portion or variation thereof as part of Supplier’s corporate, trade, or d/b/a names, URL, gTLD, email address, screen name, social media account name, smartphone, tablet, or other software application name, or favicon.  Supplier shall not use any of YETI Trademarks in any manner that would create the impression that Supplier is a division, subsidiary or affiliate of YETI, or that Supplier’s employees or agents are employees or agents of YETI.  Supplier shall not file any copyright, trademark, domain name, gTLD, design patent, or other applications anywhere in the world to register, in whole or in part, any of YETI’s Trademarks or any marks confusingly similar thereto.  Supplier shall not, during the Term or thereafter, attack, dispute, or otherwise challenge YETI’s ownership or the validity of any of YETI’s Trademarks or the validity of this Agreement in any jurisdiction in the world, whether or not YETI’s Trademarks are registered in any such country or jurisdiction.  Supplier shall not register or attempt to register any of YETI’s Trademarks, any variation or derivation or translation thereof, or any marks confusingly similar thereto anywhere in the world.  All rights in YETI’s Trademarks not expressly granted to Supplier in this Section are reserved exclusively to YETI.

8.5                               Requirement to Report Infringement and Counterfeiting.  During the Term and thereafter, Supplier shall not produce or sell any “knockoffs” or other copies or imitations of YETI products, or any other unauthorized or counterfeit goods, whether or not any such items use or bear any of the YETI Trademarks, or marks confusingly similar to any of the YETI Trademarks.  Supplier shall immediately report to YETI if Supplier receives notice of, or becomes aware of, any such knockoffs, copies or unauthorized or counterfeit goods.  Supplier shall provide assistance as reasonably requested by YETI in order to determine the source of any such knockoffs, copies or unauthorized or counterfeit goods.

9.                                      Confidentiality; No Right of Publicity

9.1                               Confidentiality.  The Parties have entered into the Mutual Non-Disclosure Agreement attached hereto as Schedule 6 (the “Confidentiality Agreement”).  The Confidentiality Agreement remains in full force and effect and is binding upon the Parties in accordance with its terms.  As used in this Agreement, “Confidential Information” shall have the meaning assigned to it in the Confidentiality Agreement.

9.2                               No Right of Publicity.  During the Term of this Agreement and at all times after the termination or expiration of this Agreement, Supplier shall not make any media release or other public announcement relating to or referring to this Agreement without YETI’s prior written consent.  Supplier shall acquire no right to use, and shall not use, without YETI’s prior written consent, the corporate names, Trademarks, artwork, designs, or copyrighted materials of YETI or its affiliates:  (a) in any advertising, publicity, press release, customer list, presentation, or promotion; (b) to express or to imply any endorsement by YETI of Supplier’s products or services; or (c) in any manner other than expressly in accordance with this Agreement.

10.                               Assignment and Subcontracting

Supplier shall not assign or delegate this Agreement or any Purchase Order, in whole or in part, whether voluntarily or by operation of law, without the prior written consent of YETI.  Any attempted assignment or delegation without such consent of YETI shall be void and ineffective.  Notwithstanding the foregoing, however, Supplier may subcontract any of its obligations under this Agreement or any Purchase Order, except for its obligations under any Project (as that term is defined in the Joint Development Terms and Conditions), to any third party without YETI’s prior written consent, provided that the following conditions are met:  (a) Supplier identifies each proposed sub-supplier or subcontractor to YETI and provides YETI with such information regarding said sub-supplier or subcontractor and its capabilities as YETI may reasonably request; (b) Supplier remains responsible to YETI for the obligations, acts and omissions of each sub-supplier or subcontractor and for the fees, expenses and other compensation payable to each sub-supplier or subcontractor (it being understood that YETI shall owe no duties to any sub-supplier or subcontractor); (c) Supplier unconditionally guarantees to YETI the complete and timely performance of all of each sub-supplier’s or subcontractor’s obligations in connection with performance of this Agreement and each applicable Purchase Order; (d) Supplier causes each sub-supplier or subcontractor to be bound by and comply with all requirements, provisions and obligations of this Agreement and each applicable Purchase Order, and with the Procedures Manual and Social Compliance Requirements (as those terms are defined below); (e) Supplier requires each sub-supplier or subcontractor to enter into a confidentiality agreement regarding YETI’s Confidential Information, the terms of which are at least as rigorous as Supplier’s obligations under the Confidentiality Agreement; and (f) Supplier agrees upon YETI’s reasonable request to remove any sub-supplier or subcontractor from performance of this Agreement or any Purchase Order.

11.                               Compliance

11.1                        Supplier Procedures.  Supplier agrees to comply with and be bound by all of the terms and conditions of the YETI Supplier Policies and Procedures Manual a copy of which is attached hereto as Schedule 7 (the “Procedures Manual”), as it may be amended from time to time by YETI.

11.2                        Laws.  Supplier and its operations, facilities and business shall at all times comply with all applicable federal, national, state, provincial and local laws (including common law), statutes, ordinances, orders, rules, codes, standards and regulations of the U.S.A., the country(ies) in which Supplier or its operations or facilities are located, and all other relevant jurisdictions (each individually a “Law” and collectively “Laws”), including without limitation Environmental Laws as defined below.

11.3                        Environmental Laws.  Supplier shall promptly furnish to YETI upon request from time to time all information evidencing Supplier’s compliance with Laws, including Environmental Laws.  In addition, Supplier shall comply with environmental protection standards mandated by YETI, even if those standards exceed or are more protective of the environment than applicable Environmental Laws.  “Environmental Laws” are Laws pertaining to the environment and its protection, and the toxic or hazardous nature of products or their constituents, including but not limited to the Toxic Substance Control Act, the Occupational Safety and Health Act (“OSHA”), the Federal Hazardous

Substances Act, California Proposition 65, and any other environmental, toxic or hazardous product compliance Laws and obligations.  Supplier represents and warrants that the Products do not and shall not contain asbestos, and do not and shall not contain mercury or other chemicals, metals, or minerals in excess of amounts (if any) permitted by Laws.  If Supplier supplies YETI, its dealers or customers with Products containing hazardous materials as defined by Environmental Laws, including the provisions promulgated by the U.S. Department of Transportation, Supplier shall warn, label, and ship such hazardous materials in accordance with Environmental Laws.  Upon shipment and on an ongoing basis, Supplier shall provide YETI with current OSHA Material Safety Data Sheets and all other information needed to comply with all Environmental Laws.  Without limiting the foregoing, Supplier and its Products shall comply with all obligations imposed by or under Regulation (EC) No 1907/2006 of the European Union, concerning the Registration, Evaluation, Authorisation and Restriction of Chemicals (“REACH”), and all laws, regulations, orders and guidelines implementing REACH that are or have been enacted or promulgated by European Union member states or other member states of the European Economic Area (Norway, Iceland and Liechtenstein), all as amended from time to time; and Supplier shall further timely provide YETI with any and all information and assistance that YETI needs in order to comply with its obligations under the REACH Regulation and all such implementing laws, regulations, orders and guidelines.

11.4                        Product Corrective Actions.  Each Party shall immediately notify the other Party, in writing, if it becomes aware of any circumstances indicating that a stop sale, Product recall, corrective action, Product or quality control action or retrofit, or regulatory action involving any Products sold by Supplier to YETI or its dealers or customers (each, a “Product Corrective Action”) may be necessary under Laws or otherwise appropriate.  YETI will if practicable allow Supplier to review relevant data and comment upon any potential Product Corrective Action, but YETI will decide, in its sole discretion, when to conduct a Product Corrective Action and the scope of any such Action.  Supplier shall cooperate as reasonably requested by YETI in each Product Corrective Action, including as applicable by repairing, correcting or replacing affected Products.  Supplier shall be responsible for, and shall defend, indemnify and hold harmless YETI against, all costs, damages, losses, claims, actions and expenses arising from each Product Corrective Action if the Product Corrective Action arises from any actual or alleged breach of any representation, warranty or covenant made by Supplier in this Agreement (including its Schedules) or from the negligent acts or omissions, intentional misconduct or breach of contract of or by Supplier, its employees, agents, sub-suppliers or other subcontractors.  Supplier shall inform YETI in writing no less than [  ] ([  ]) calendar days prior to any modification of any Laws that would restrict or prohibit YETI from importing, exporting, selling, or transporting Products.  Upon YETI’s written direction, Supplier will reformulate Products to address modification of Laws or the concerns that led to a Product Corrective Action.  Supplier shall inform YETI no less than [  ] ([  ]) calendar days prior to any shipment to YETI or its dealers or customers of any such reformulated Product.  YETI shall have the right to elect whether to accept reformulated Product, and shall notify Supplier accordingly.  If YETI accepts reformulated Product, Supplier shall, when such Products are shipped, identify all Product reformulations with separate batch, product number, or lot numbers.

11.5                        Consumer Product Safety Commission.  Without limiting the foregoing, Supplier shall comply with applicable Laws enforced by the U.S. Consumer Product Safety Commission, including without limitation by providing certificates of conformity as required by the Consumer Product Safety Improvement Act.

11.6                        Anti-Bribery; Anti-Corruption.  In addition to its other obligations under this Agreement, Supplier will strictly comply with both the letter and the spirit of all Laws concerning corrupt practices, “anti-bribery”, or which in any manner prohibit the giving of anything of value to any official, agent or employee of any government, political party or public international organization, including without limitation the U.S. Foreign Corrupt Practices Act, the UK Bribery Act and similar Laws of other countries.  Supplier represents and warrants to YETI that:

(a)                                 neither Supplier nor any of its officers, directors, employees, representatives or agents will offer, promise, or give anything of value to a government official or an employee of a state-owned or controlled enterprise, or authorize the foregoing, directly or indirectly, in order to influence such a person to act or refrain from acting in the exercise of his/her official duties with respect to this Agreement;

(b)                                 Supplier and its officers, directors, employees, representatives and agents will use only ethical, legitimate and legal business practices in commercial operations and in promoting the position of YETI on issues before governmental authorities (it being understood that Supplier shall not promote any position of YETI before any such authorities unless YETI has specifically directed Supplier in writing to do so); and that it and its officers, directors, employees, representatives and agents will comply with all applicable anti-corruption Laws;

(c)                                  Supplier and its officers, directors, employees, representatives and agents will never bribe any employees of YETI by any means, including but not limited to providing or promising to provide an off-the-book rebate in secret, entertainment allowance, employment arrangement, travel home, present, discount for shopping, or any other material benefits for the employees of YETI or their relatives; Supplier will also refuse any improper interests in any form required or requested by any of the employees of YETI and will provide relevant evidence to assist YETI to investigate and take action with respect to any such activities; and

(d)                                 Supplier shall keep its books and records in such a fashion that its compliance with this Section may be readily audited.

11.7                        Social Compliance.  Supplier agrees to comply with and be bound by, and to cause all of its sub-suppliers and other subcontractors to comply with and be bound by, the YETI Coolers® Workplace Code of Conduct and all other requirements and obligations set forth in Schedule 8 attached hereto, as it may be amended from time to time by YETI (collectively, the “Social Compliance Requirements”).

11.8                        YETI Facility Rules.  To the extent any employees, agents, sub-suppliers or other subcontractors of Supplier are required to enter any YETI facility to perform Supplier’s obligations under the Agreement, Supplier shall cause such employees, agents, sub-suppliers or other subcontractors to abide by any applicable rules that YETI may have in effect or hereafter put into effect at such facility, including without limitation rules relating to workers, safety, use of cameras, security and confidentiality procedures or requirements, designated entrances, hours of work and the handling of equipment or materials.

12.                               Audit Rights

In addition to YETI’s other inspection and audit rights under this Agreement, upon reasonable prior notice to Supplier and at YETI’s expense, during the Term and for three (3) years following the expiration or termination of this Agreement, YETI or its designee shall have the right from time to time to inspect, copy and review Supplier’s books, records, sales reports, financial information (including annual financial statements, and possibly additional and more frequent financial information if Supplier’s financial condition appears weak or weakening), and other documentation, including any in electronic form, in order to confirm and validate:  (a) that Supplier has complied with the pricing provisions of this Agreement; (b) Supplier’s financial condition, successorship planning, and ability to continue operations; (c) that Supplier’s performance is consistent with the Agreement; and (d) Supplier’s compliance with Section 11 (Compliance) of this Agreement.  Upon reasonable and prior notice to Supplier, Supplier will also provide YETI or its designee from time to time with reasonable access to the Facility and the facilities of its sub-suppliers and other subcontractors to permit YETI to inspect the production, handling, and storage of Samples, Products and inventories of raw materials and components.  Supplier shall maintain an orderly storage bookkeeping so that the respective inventory of the Equipment, Supplier Equipment, Samples, Products and property of YETI can be immediately recognized.  If an inspection reveals an error under Section 12(a), an appropriate credit or payment by Supplier will be made within thirty (30) calendar days after identification of the error, in addition to any and all other rights and remedies YETI has under this Agreement.

13.                               Insurance and Indemnification

13.1                        Insurance.  Supplier shall obtain, pay for, and maintain insurance meeting or exceeding the minimum insurance requirements set forth on Schedule 9 attached hereto, with policy terms satisfactory to YETI.

13.2                        Indemnification.  Supplier shall indemnify, defend, and hold harmless YETI and its affiliates, and its and their respective directors, officers, employees, agents, insurers, customers (both direct and indirect), successors and assigns (collectively, the “YETI Indemnified Parties”), from and against any and all claims, losses, liabilities, damages (including without limitation direct, indirect, special, consequential and punitive damages) and expenses (including without limitation attorneys’ fees and legal costs and all costs associated with Product Corrective Actions) that they, or any of them, may sustain or incur as a result of (a) any actual or alleged breach of any representation, warranty or covenant made by Supplier in this Agreement (including its Schedules); or (b) any actual or alleged injury to or death of any person, or any actual or alleged damage to or loss of any property, arising out of (i) any Products sold by Supplier under the Agreement or that are in the possession or under the control of Supplier, its employees, agents, sub-suppliers or other subcontractors, or (ii) any services performed by Supplier, its employees, agents, sub-suppliers or other subcontractors; or (c) the negligent acts or omissions, intentional misconduct, or breach of contract of or by Supplier, its employees, agents, sub-suppliers or other subcontractors.  YETI hereby expressly disclaims and rejects any purported limitation of Supplier’s liability for its indemnification obligations hereunder and for any other claims, losses, liabilities, damages (including without limitation direct, indirect, special, consequential and punitive damages) or expenses (including without limitation attorneys’ fees and legal costs and all costs associated with Product Corrective Actions).

14.                               Disclaimer of Damages

YETI SHALL NOT BE LIABLE TO SUPPLIER FOR ANY AND ALL LOST PROFITS, LOST REVENUES, OR ANY OTHER INCIDENTAL, INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES WHATSOEVER ARISING OUT OF THIS AGREEMENT OR ANY PURCHASE ORDER, OR OUT OF THE PERFORMANCE OR BREACH OF THIS AGREEMENT OR ANY PURCHASE ORDER, EVEN IF YETI HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

15.                               Term and Termination; Effect of Termination

15.1                        Term.  This Agreement shall commence on the Effective Date, and shall remain in effect for a term of [   ] ([  ]) years, unless earlier terminated pursuant to Section 15.2 or 15.3, or terminated by YETI pursuant to any other Section that expressly permits termination of this Agreement (the “Term”).

15.2                        Termination for Cause.  Each Party shall have the right to terminate this Agreement in the event the other Party breaches any provision of this Agreement or any of its Schedules (including without limitation any of the provisions of Schedule 3 (Service Level Agreements), any of the provisions of the Procedures Manual, or any of the Social Compliance Requirements) and fails to cure such breach (if curable) within thirty (30) calendar days after receiving written notice of such breach from the non-breaching party.  Additionally, either Party shall have the right to terminate this Agreement upon written notice to the other Party in the event the other Party:  (a) makes an assignment for the benefit of creditors, or petitions or applies to any tribunal for the appointment of a custodian, receiver, or trustee for all or a substantial part of its assets; (b) commences as debtor any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution, or liquidation law or statute of any jurisdiction; or (c) has had any such petition or application of a type described in clause (a) filed, or any such proceeding of a type described in clause (b) commenced, against it in which an order for relief is entered or an adjudication or appointment is made, and which remains pending for a period of sixty (60) days or more.

15.3                        Termination for Convenience.  YETI may terminate this Agreement at any time during the Term, with or without cause, for its convenience, upon [  ] ([  ]) calendar days’ prior written notice to Supplier.

15.4                        Rights and Duties upon Termination.  Upon expiration or termination of this Agreement:  (a) YETI shall pay Supplier any amounts rightfully owing under each outstanding Purchase Order in accordance with the payment terms set forth in this Agreement; and (b) Supplier shall immediately (i) cease all activities under this Agreement, unless and to the extent otherwise requested in writing by YETI, (ii) return to YETI all Samples, Product Specifications and all materials and information submitted or otherwise made available by YETI to Supplier, including any and all Confidential Information, and if the Parties entered into a Bailment Agreement, return the Equipment to YETI as provided in the Bailment Agreement; (iii) discontinue the use of YETI’s Trademarks and any other Intellectual Property of YETI (to the extent such use was previously permitted under this Agreement or the Bailment Agreement, if any); and (iv) transfer title and deliver to YETI, in the manner and to the extent requested in writing by YETI, such completed or partially completed Products, drawings and other information Supplier has produced or acquired in connection with this Agreement, and YETI shall pay Supplier all reasonable out-of-pocket costs incurred by Supplier prior to expiration or termination in the production or acquisition of such completed or partially completed Products, as evidenced by reasonable documentation.  Except as otherwise expressly set forth in this Section 15.4, YETI shall not be responsible to Supplier for any compensation, reimbursement, profits, expenses, losses or damages whatsoever as a result of any expiration or termination of the Agreement.  Any such expiration or termination shall be without prejudice to any other rights and remedies that YETI may be entitled to at law or in equity.

15.5                        Survival.  The terms of this Agreement that by their nature or their express terms are intended to survive its expiration or termination (including without limitation, the indemnification, warranty, insurance and confidentiality provisions and all irrevocable licenses), and any and all rights, remedies and obligations that arose or are incurred prior to expiration or termination, shall survive expiration or termination of this Agreement.

16.                               Governing Law and Dispute Resolution

The governing law for this Agreement and all Purchase Orders, as well as the process for resolving any and all disputes that may arise between the Parties under or in connection with this Agreement or any Purchase Order, shall be as set forth in Schedule 10 attached hereto.

17.                               Force Majeure

17.1                        Force Majeure Event.  Neither Party shall be liable for its failure to perform its obligations under this Agreement if such failure is due to any event or condition not existing as of the date of this Agreement, not reasonably foreseeable as of such date, and not within its reasonable control (each, a “Force Majeure Event”), which prevents such Party from performing any obligation hereunder, but only to the extent and only for the period that such performance is so prevented by the Force Majeure Event.  Force Majeure Events may include:  riot; war; terrorist act; fire; flood; hurricane; typhoon; earthquake; epidemic; embargo; acts of God; or acts of government.

17.2                        Notice.  The Party affected by any Force Majeure Event shall promptly notify the other in writing of the occurrence, nature, cause and possible consequence of a Force Majeure Event and the time during which such Force Majeure Event is anticipated to prevent the notifying Party’s ability to perform certain obligations under this Agreement.  Upon giving such written notice to the other Party, the Party whose performance is prevented by the Force Majeure Event shall be released without any liability on its part from the performance of its affected obligations hereunder, subject to the limitations under Section 17.1 and to using its best efforts to correct or overcome the conditions giving rise to any delay or failure of performance as promptly as possible.

17.3                        Suspension of Performance.  During the period that the performance of one Party of all or some of its obligations has been suspended due to a Force Majeure Event, the other Party may likewise suspend the performance of its corresponding obligations, provided that such suspension is commercially reasonable.  Should a Force Majeure Event continue for more than fifteen (15) calendar days, the Parties shall consult to determine whether and in what manner to continue their efforts to resume performance under this Agreement.

18.                               Miscellaneous

18.1                        Revisions on Supplier Portal.  Supplier hereby acknowledges and agrees that the Joint Development Terms and Conditions (as defined in Section 8), and the Procedures Manual and Social Compliance Requirements (each as defined in Section 11), may be posted to the YETI supplier portal that may be identified to Supplier by YETI in writing (the “Supplier Portal”) and may be revised by YETI on the Supplier Portal from time to time.  Each such revised version of the Joint Development Terms and Conditions, Procedures Manual and Social Compliance Requirements, respectively, shall be binding upon Supplier and its sub-suppliers and other subcontractors and YETI from the time it is posted on the Supplier Portal until such time (if any) as a subsequent revised version is posted by YETI on the Supplier Portal.

18.2                        Entire Agreement; Amendment.  This Agreement, including its Schedules, which are attached hereto and incorporated herein, as supplemented by Product purchase quantities, delivery dates and other content set forth in Purchase Orders issued hereunder, constitutes the entire understanding and agreement of the Parties with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements or conditions, expressed or implied, written or oral, between the Parties relating to the subject matter hereof.  No additional or different terms contained in any sales order, quotation, acknowledgement, invoice or other communications received previously or hereafter by YETI from Supplier shall have any force or effect.  This

Agreement, including its Schedules, may only be amended as expressly allowed in accordance with the terms hereof, or by means of a writing signed by both Parties.

18.3                        Severability.  If any provision of this Agreement is determined to be invalid, illegal or otherwise incapable of being enforced, all other terms and conditions of this Agreement shall remain in full force and effect.  Upon any such determination that any provision is invalid, illegal or incapable of being enforced, the Parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties with respect to that provision as closely as possible.

18.4                        Waiver.  Failure by either Party to enforce any provision of this Agreement, or to exercise any right in respect of this Agreement, shall not be construed as a waiver of such Party’s rights to enforce the same or any other provision, or to exercise the same or any other right.

18.5                        Independent Contractors.  Each Party is an independent contractor.  Nothing set forth in this Agreement shall be deemed or interpreted to establish any partnership, agency, joint venture, employer/employee, or other cooperative business relationship between the Parties.  Neither Party shall have the right or authority to assume or create any obligations on behalf or in the name of the other Party, express or implied.

18.6                        Notices.  Except as specifically provided otherwise herein, all notices and other communications provided under this Agreement shall be in writing, be delivered by hand or sent first class registered post or reputable overnight courier, or via confirmed electronic correspondence, and be delivered to the other Party at the designated address provided by such Party on the cover page of this Agreement or in a writing delivered to the other Party after the Effective Date in accordance with this Section.

18.7                        Counterparts.  The Parties may execute this Agreement in counterparts, each of which constitutes an original, and all of which together constitute only one agreement.  The signatures of all of the Parties do not need to appear on the same counterpart, and delivery of an executed counterpart by facsimile or electronically is as effective as executing and delivering this Agreement in the presence of the other Party to this Agreement.

18.8                        Non-Exclusive Rights.  The rights and remedies set forth in this Agreement shall be in addition, and without prejudice, to all other rights and remedies to which YETI may be entitled under applicable Laws or otherwise, including without limitation any right to specific performance or injunctive relief.

18.9                        Order of Interpretation.  To the greatest extent possible, the main body of this Agreement and each of its attached Schedules shall be construed consistently, so as to complement each other.  All rights, responsibilities and remedies established in such documents are cumulative.  Any conflict or inconsistency between any provision of the main body of this Agreement and any provision of any of its Schedules shall be resolved by giving priority to such documents in the following descending order:  (i) the main body of this Agreement, not including its Schedules; (ii) Schedule 10 (Governing Law and Dispute Resolution Process); (iii) the Bailment Agreement (if the Parties entered into a Bailment Agreement); (iv) the Joint Development Terms and Conditions; (v) the Social Compliance Requirements; (vi) the Procedures Manual; (vii) the Confidentiality Agreement; (viii) the Product Specifications; and (ix) the content of all other Schedules to the Agreement.

18.10                 [China Schedule.  The additional terms and conditions attached hereto as Schedule [  ] (the China Schedule) shall apply to this Agreement.]

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IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf, by its duly authorized representative, as of the Effective Date.

YETI:		Supplier:

By:		By:
	(Signature)		(Signature)

Name:		Name:

Title:		Title:

Schedule 1

Products and Initial Product Purchase Prices

[To include:
Description of each item of Product,
place of delivery, and delivery timeline]

[Also to include Product Purchase Prices]

Schedule 2

Product Specifications

[To be added by YETI]

Schedule 3

Service Level Agreements

Supplier and YETI agree to be bound by and comply with all of the following requirements (“Service Level Agreements”):

I.                                        Quality; Continuous Improvement.  Supplier shall make all reasonable efforts to continuously improve the quality of each Product it sells to YETI, and will meet or exceed the applicable Minimum Acceptable Quality Level identified below.  Supplier will prepare for YETI’s review and approval an inspection plan that identifies, at a minimum, the inspection method, inspection frequency and inspection quantity that Supplier will follow for each Product, and once approved by YETI, such inspection plan shall be followed by Supplier.  Supplier will deliver to YETI quality verification, as well as quality assurance and quality control information, in the form and at the times required by YETI.  If either Party becomes aware of a potential defect in Products, it will notify the other Party, and then each Party will provide the other with such information and analysis it possesses regarding the potential defect as may be reasonably requested by the other Party.  Whenever Product defects are confirmed, Supplier will at its cost promptly implement appropriate corrective and preventive actions in consultation with YETI.  When requested by YETI, Supplier shall provide YETI with access to copies of all design and process failure mode and effects analyses (FMEAs) prepared by Supplier with respect to each Product.

The “Minimum Acceptable Quality Level” shall mean a quality level such that the number of Non-Conforming Products (as defined in the Agreement) per million units of Products delivered by Supplier to YETI (“PPM”) does not exceed the following maximum PPM amounts, measured on a quarterly basis based on YETI’s inspections of a representative sample of Product deliveries received by YETI during that quarter:

Time Period	Maximum PPM

First year of Term

Second year of Term (if any)

Third year of Term (if any)

Fourth and subsequent years of Term (if any)	TBD*

* The Maximum PPM for the fourth and each subsequent year of the Term (if any) shall be established by the Parties through mutual agreement, it being understood that the Maximum PPM for any year must be less than the applicable Maximum PPM for the preceding year.

YETI will calculate whether Supplier met the Minimum Acceptable Quality Level in each quarter, as well as the amount of any SLA Credit (as defined below), and provide Supplier with the results of those calculations within sixty (60) calendar days after the end of the quarter.  If Supplier does not achieve the Minimum Acceptable Quality Level during any quarter during the Term, then Supplier shall pay to YETI a Service Level Agreement credit (“SLA Credit”) for quality, calculated as follows:

The percentage of Products delivered in the quarter that are Non-Conforming Products, based on YETI’s inspections of a representative sample of Products during the quarter, will be multiplied by the aggregate net dollar amount invoiced by Supplier to YETI for Products delivered in that quarter.

II.                                   Cost Reduction and Productivity Sharing.  Supplier will work diligently with YETI in an effort to reduce waste, enhance productivity, and decrease Product Purchase Prices through reductions in the cost of producing Products, all without adversely impacting quality or delivery times.  Throughout the Term, Supplier will take advantage of cost saving technologies and other cost reduction opportunities to assist YETI in maintaining a competitive cost position.  Supplier will provide YETI with supporting cost information (in the format and with the level of detail requested by YETI) to support initial pricing of new Products, and price changes for modified Products.  Upon YETI’s request from time to time, Supplier will provide YETI with a pricing breakdown by Product component.

Without limiting the foregoing, throughout the Term Supplier will identify specific cost reduction and productivity enhancement activities (collectively, the “Activities”) that it can engage in to reduce Product Purchase Prices without having an adverse effect on quality or delivery times (it being understood that some Activities may be proposed by YETI to Supplier).  Supplier will document for YETI the net cost reduction that each such Activity would have on a per-Product basis, and the Parties shall discuss each such Activity.  If YETI agrees to an Activity (such agreement not to be unreasonably withheld or delayed) and modifies the relevant Product Specifications if necessary to accommodate the Activity, Supplier shall engage in that Activity, at Supplier’s cost unless otherwise mutually agreed by the Parties.  The Parties agree that of any cost savings achieved through any such Activity,       percent (    %) of those savings shall be applied to reduce the Product Purchase Price of the relevant Product, while the remaining        percent (    %) shall be retained by Supplier as productivity sharing.  Supplier shall provide YETI with adequate substantiation of the cost savings achieved through each Activity.  The Parties shall meet on a quarterly basis to discuss ongoing Activities and the results of those Activities, any adjustments that should be made with respect to ongoing Activities, and new potential Activities that Supplier could, upon mutual agreement of the Parties, engage in to reduce costs and increase productivity.

Supplier shall maintain a consistent flow of proposed Activities to YETI, and shall diligently implement mutually-approved Activities, so that the Product Purchase Price for each Product is reduced by at least         percent (   %) year-over-year during the Term by virtue of Activities.  For example, each Product Purchase Price during the second Year of the Term must be at least         percent (   %) less than such Product Purchase Price during the first Year of the Term.

III.                              Delivery Times.  Consistent with Section 6 of the Agreement, Supplier acknowledges that delivering Products when specified and in the quantities identified in the applicable Purchase Orders is essential.  Supplier shall make all reasonable efforts to continuously improve its capability to deliver Products on-time in the quantities ordered by YETI.

YETI shall calculate the percentage of Products that are delivered on-time and in the correct quantities during each quarter, measured against the applicable Purchase Orders, as well as the amount of any SLA Credit, and provide Supplier with the results of those calculations within sixty (60) calendar days after the end of the quarter.  If during any quarter during the Term, Supplier does not deliver at least         percent (   %) of Products on time and in the correct quantities, measured against the applicable Purchase Orders (“Minimum Delivery Requirement”), then Supplier shall pay to YETI an SLA Credit for delivery, calculated as follows:

The percentage of Products delivered in the quarter on time and in the correct quantities will be subtracted from 1, and the resulting difference will be multiplied by the aggregate net dollar amount invoiced by Supplier to YETI for Products delivered in that quarter.

IV.                               Each SLA Credit that is owed by Supplier pursuant to the terms of this Schedule shall be paid by Supplier to YETI within thirty (30) calendar days after receipt of the applicable SLA Credit calculation, or offset by YETI against any of Supplier’s unpaid invoices, at YETI’s option.  The Parties agree that SLA

Credits represent credits for a reduced value of Supplier’s performance and an increased administrative burden on YETI; they are not liquidated damages or penalties.  Neither the imposition of SLA Credits, nor the payment or offsetting of those SLA Credits, shall limit or diminish any of the other rights or remedies granted to YETI under the Agreement, at law or in equity, including without limitation YETI’s termination rights.

Schedule 4

BAILMENT AGREEMENT

THIS BAILMENT AGREEMENT dated as of              (“Bailment Effective Date”), is by and between YETI Coolers, LLC (“YETI”) and             (“Supplier”).

WHEREAS, (a) YETI is the owner of certain tooling, molds and/or equipment described on Attachment A hereto (as such Attachment A may be modified from time to time, collectively, the “Equipment”), and (b) YETI has requested that Supplier manufacture certain products; and (c) Supplier desires that it be permitted to use the Equipment, solely as a bailee thereof, solely at the facility(ies) designated in Attachment A (the “Site”) for the sole purpose of Supplier performing manufacturing for YETI, which manufacturing will be performed pursuant to either (i) the terms of the Master Supply Agreement that has been or will be entered into between YETI and Supplier (the “MSA”), or (ii) if there is no MSA in effect between YETI and Supplier, the terms of purchase orders issued by YETI; and (d) YETI is willing, solely as bailor thereof, to grant temporary custody and possession of the Equipment to Supplier for the limited purpose and subject to the terms and conditions provided herein.

NOW, THEREFORE, in consideration of the mutual promises set forth herein and other good and valuable consideration (including without limitation past and/or future purchase orders issued by YETI under the MSA or otherwise), the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1.                                      Scope of Agreement. This Bailment Agreement is a bailment arrangement under which Supplier will have temporary possession, custody, and use of the Equipment for the limited purpose of performing manufacturing for YETI pursuant to the terms of the MSA and/or YETI’s purchase orders, and for no other purpose. The term “Equipment” as used herein includes items that were delivered by or for YETI to Supplier or were bought or built by Supplier at YETI’s cost.  Nothing herein contained shall be construed as a sale of any Equipment to Supplier or an obligation of YETI to sell any Equipment to Supplier, or an obligation of Supplier to purchase any Equipment from YETI.  All references in this Bailment Agreement to Equipment shall refer to either one or more specific items of Equipment, or all Equipment, as required by the context of use of the term.

2.                                      Term.   This Bailment Agreement shall commence upon the Bailment Effective Date and shall continue until terminated by mutual consent or otherwise in accordance with the terms of this Bailment Agreement.  If and to the extent any Equipment was delivered to Supplier prior to the Bailment Effective Date, the terms of this Bailment Agreement shall apply retroactively to the original delivery date of such Equipment.

3.                                      Updates to Attachment A; Return of Equipment.

(a)                                 YETI shall have the right at any time and from time to time to update and modify Attachment A to reflect the Equipment that has been delivered to or obtained by Supplier, and the Equipment that has been removed from Supplier by YETI, as of any point in time, and each such modified Attachment A shall be effective and binding on the parties upon delivery of a copy of the modified document by YETI to Supplier.

(b)                                 At the direction of YETI, Supplier shall promptly return Equipment identified by YETI to YETI or YETI’s designee, without charge or setoff.  In addition, at the direction of YETI in connection with a modification of Attachment A, or upon termination of this Bailment Agreement as provided herein, Supplier shall cease all use of those items of Equipment specified by YETI and all related Inventions (as hereinafter defined) and return and surrender such Equipment and Inventions to YETI or YETI’s designee, without charge or set off, within 7 calendar days after YETI’s demand.  Returned Equipment must be in a usable and production-ready condition, maintained in accordance with this Bailment Agreement, and must have been subjected only to normal wear and tear. In the event Supplier fails to return any Equipment in the required condition, Supplier shall reimburse YETI on demand for the actual costs incurred by YETI in connection with returning such Equipment to the required condition, or if necessary, replacing such Equipment. Supplier shall properly crate the specified Equipment (using YETI’s standard packing materials or their equivalent) according to YETI’s directions and permit a carrier designated by YETI to load and ship such Equipment to such place as YETI may designate. YETI shall pay all delivery and freight charges, and all taxes and duties (if any), with respect to the return delivery of the Equipment to YETI. The parties understand that the pricing to be paid by YETI under purchase orders issued by it under the MSA or otherwise is intended to, and shall, also compensate Supplier for the ongoing and routine maintenance of the Equipment as necessary to perform its obligations under such orders and to perform Supplier’s maintenance obligations in respect of the Equipment under the terms of this Bailment Agreement.

(c)                                  Supplier shall keep and store all Equipment in a safe and secure manner in accordance with all other provisions of this Bailment Agreement.  There shall be no charge to YETI in connection with such storage of Equipment.

4.                                      Location and Use of Equipment.

(a)                                 Supplier’s rights of possession, custody, and use of the Equipment shall commence on the date the Equipment is delivered to or obtained by Supplier and shall end upon the earlier of the termination of this Bailment Agreement, or such time as YETI notifies Supplier that such rights have ended. Until those rights end, Supplier may use the Equipment at the Site in the normal course of Supplier’s business for the exclusive limited purpose of manufacturing products for sale to YETI. Supplier shall cause the Equipment to be used in a safe, careful and proper manner by its personnel. Supplier shall provide YETI with periodic reports identifying the Equipment in Supplier’s possession and its condition.  Supplier shall track, record and report to YETI on a quarterly basis the number of molding cycles endured by each specific item of Equipment during the quarter then ending in order for YETI to best estimate the remaining life of each item of Equipment

(b)                                 Supplier shall exercise a commercially reasonable standard of care in handling, storing and using Equipment to protect the integrity and functionality of the Equipment, and shall subject the Equipment only to normal wear and tear.  Supplier shall not utilize tools or processes that scratch, dent, penetrate, damage or crack the Equipment or otherwise disfigure, alter or mar the appearance of the Equipment, except for normal wear and tear.

(c)                                  Supplier shall have no right to make any new Equipment or any duplicate of any Equipment unless specifically directed in writing to do so by YETI.  Supplier shall not permit any third party to inspect, examine, photograph, videotape, record, or otherwise copy (electronically or otherwise) the image, design or specifications of any of the Equipment.

5.                                      Maintenance of Equipment.

(a)                                 Supplier may not alter, modify or change any of the Equipment in any manner or fashion whatsoever without YETI’s prior written consent. Supplier shall perform, at its own cost, ongoing and routine maintenance with respect to the Equipment in order to produce products of acceptable quality for YETI.  All such maintenance shall be performed in accordance with all applicable industry standards, the standards of the manufacturer of the Equipment, and YETI’s instructions. Such maintenance shall not be performed in a manner which alters, modifies or changes the Equipment.  The parties understand that in the normal course of use, Equipment may need to be refurbished or replaced.  The parties will work together in good faith to reach mutual agreement on the appropriate steps to be taken if and when such a situation arises.  However, if Equipment must be refurbished or replaced due to misuse or abuse by Supplier, Supplier shall be responsible for the cost of refurbishment or replacement.

(b)                                 Supplier shall keep detailed records of all maintenance performed on the Equipment, and shall provide copies of the same to YETI at YETI’s request, and in any event copies of all such records shall be provided to YETI upon termination of this Bailment Agreement.

6.                                      YETI’s Ownership; Use of Equipment and Inventions.

(a)                                 As between YETI and Supplier, all Equipment is and shall remain solely owned by YETI. At all times, full and complete title to the same shall remain with YETI, subject to Supplier’s limited rights of use hereunder until those rights end. YETI shall have the right to affix, and Supplier shall not remove or obscure, a plaque or other label, including an asset number, to the Equipment that shall at all times be prominently displayed which indicates YETI’s ownership of the Equipment.  YETI owns and shall continue to own all right, title and interest in and to the designs and specifications of (i) the Equipment, and (ii) the products and components to be manufactured using the Equipment, and Supplier shall neither have nor claim any right in or to any such designs or specifications.

(b)                                 The Equipment shall remain the personal property of YETI even if installed in or attached to or affixed to real property or any fixtures. The Equipment shall not, for any purpose, be considered or treated as a fixture or other attachment to real property or as an accession.

(c)                                  All alterations, modifications or changes of or to the Equipment, and all designs, specifications, drawings, renderings and supporting information of or in respect to the Equipment, that were or are written, invented, made, created, manufactured or conceived by YETI or Supplier or their respective affiliates, employees, subsuppliers, subcontractors, or agents (hereafter “Inventions”) shall be, become and remain the sole and exclusive property of YETI. Supplier shall promptly notify YETI in writing of all Inventions so conceived or made by Supplier or its affiliates, employees, subsuppliers, subcontractors, or agents.  Supplier hereby assigns any and all rights of Supplier in such Inventions to YETI, including Intellectual Property rights.  As used herein, “Intellectual Property” means all exclusive rights over creations of the mind, both artistic and commercial, including, but not limited to, patents, patent applications, continuations, continuations-in-part, divisionals, extensions, reexaminations, reissues, utility models, industrial designs, trade secrets, know-how, mask works, works of authorship, information fixed in any tangible medium of expression, registered and unregistered copyrights, trademarks, service marks, trade names, logos and trade dress, along with all associated goodwill.  The parties agree that YETI is and shall remain the sole and exclusive owner of all of YETI’s Intellectual Property.  Supplier acknowledges and agrees that it has no right, title or interest in or to any of YETI’s Intellectual Property and shall not acquire or claim any right, title or interest in or to any of YETI’s Intellectual Property or expectancy to its use.

(d)                                 Supplier shall not sell, lease, transfer, borrow against, pledge, hypothecate, hypothec, or otherwise grant or create a legal or equitable security interest or hypothec in any of the Equipment or Inventions, and shall otherwise keep the same free from all liens, claims, security interests and encumbrances. Supplier shall not sublet, part with possession of, or remove from the Site any of the Equipment or Inventions or any part thereof without YETI’s prior written permission. In the event any of the Equipment or Inventions becomes subject to any lien, security interest, encumbrance or claim that affects YETI’s title or ownership of the same, Supplier agrees: (i) to immediately notify YETI of such situation and cause the lien, security interest, encumbrance or claim to be removed, at Supplier’s expense; (ii) that YETI may terminate this Bailment Agreement upon written notice to Supplier and take immediate possession of any or all of the Equipment and/or Inventions; and (iii) YETI shall have the right to provide a copy of this Bailment Agreement to any third-party creditor of Supplier who may claim an interest in any Equipment and/or Inventions.

(e)                                  It is the express intention of the parties that this Bailment Agreement constitutes a bailment of property and not a sale or retention of a security interest. However, if this Bailment Agreement is determined to be something other than a bailment, Supplier hereby grants a first priority security interest in the Equipment and Inventions to YETI. Supplier agrees that YETI (or its designees) may file a UCC-1 or other applicable financing statement and/or other necessary security agreements and documents in the United States and/or the jurisdiction(s) where the Equipment and/or Inventions are located, and equivalent documents elsewhere, to (i) give notice of YETI’s ownership interest in the Equipment and Inventions, and (ii) if this Bailment Agreement is determined to be something other than a bailment, perfect YETI’s security interest in the Equipment and Inventions. Supplier will promptly execute any other documents, instruments, assurances and other records and take such further actions as YETI may reasonably request in order to carry out the intent and purposes of this Bailment Agreement and to protect and establish the rights and remedies created or intended to be created in favor of YETI under this Bailment Agreement.

(f)                                   Supplier shall not use any of the Equipment or Inventions for any purpose whatsoever other than manufacturing products for sale to YETI.  Without limiting the foregoing, Supplier shall not use any Equipment or Inventions, or any of YETI’s Intellectual Property, to produce any goods or products for any person or entity other than YETI.  Supplier shall not produce or sell any “knockoffs” or other copies or imitations of YETI products, or otherwise infringe any of YETI’s Intellectual Property.

7.                                      Risk of Loss, Damage, or Destruction of Equipment. During the period commencing upon the time the Equipment is delivered to or obtained by Supplier and ending upon Supplier’s surrender of possession of the same to YETI or YETI’s designee or agent, Supplier assumes all risk of loss, theft, damage, or destruction of the Equipment. Supplier shall, at its cost and YETI’s option, repair, replace, or indemnify YETI for any Equipment or portion thereof or other items so delivered to or obtained by Supplier that may be lost, stolen, damaged, or destroyed by any cause during such period. Supplier shall at its cost maintain throughout this period all risk property insurance coverage in an amount not less than full replacement cost of the Equipment and commercial liability insurance covering bodily injury, death and property damage with respect to the Equipment or its use. All such insurance will be in a form and amount and with companies reasonably acceptable to YETI. All insurance for loss or damage shall provide that losses shall be payable to YETI or its mortgagee as sole loss payees, and YETI and its mortgagee shall be named as an additional insured with respect to any liability insurance required hereunder. Each such policy shall expressly provide for the waiver of any and all rights of subrogation against YETI to which the insurer may otherwise be entitled. Upon execution of this Bailment Agreement, and annually thereafter and upon YETI’s request, Supplier shall provide to YETI a copy of a certificate of insurance confirming that Supplier is maintaining all required insurance coverage hereunder.  Supplier shall promptly notify YETI of any cancellation or termination notice received by Supplier from any insurer or insurer’s agent.

8.                                      LIMITATION OF LIABILITY. NEITHER YETI OR ITS SUBCONTRACTORS, NOR THE EMPLOYEES OR AGENTS OF ANY OF THEM, SHALL BE LIABLE TO SUPPLIER IN CONTRACT, WARRANTY, TORT (INCLUDING NEGLIGENCE AND STRICT LIABILITY) OR UNDER ANY OTHER THEORY OF LAW OR EQUITY FOR LOSS OF USE OF EQUIPMENT, EXPENSES INVOLVING COSTS OF CAPITAL, LOSS OF PROFITS OR REVENUES, OR FOR ANY SPECIAL, INCIDENTAL, INDIRECT, OR CONSEQUENTIAL LOSS OR DAMAGE WHATSOEVER, EVEN IF YETI HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

9.                                      Termination. This Bailment Agreement may be terminated upon mutual consent of the parties, and may be terminated by YETI under the circumstances identified in Section 6(d).  In addition, this Bailment Agreement may also be terminated as follows:

(a)                                 In the event of breach by Supplier of any term or provision of this Bailment Agreement, YETI may terminate this Bailment Agreement immediately by giving written notice to Supplier.

(b)                                 If any of the following events occur, YETI may also immediately terminate this Bailment Agreement by giving written notice to Supplier: (i) a petition for private arrangement, bankruptcy, reorganization, receivership, special liquidation, civil rehabilitation or corporate arrangement is filed by or against Supplier; (ii) Supplier suspends business or liquidation procedures are commenced against Supplier; (iii) Supplier becomes insolvent; (iv) any third party seeks to take possession of any of the Equipment or Inventions through judicial proceedings or otherwise; or (v) there is a material adverse change in the financial condition of Supplier.

(c)                                  At any time, without cause, and for its convenience, YETI may terminate this Bailment Agreement by giving Supplier at least 30 calendar days’ advance written notice.

Upon any termination of this Bailment Agreement, YETI shall have the unconditional right to immediately possess or repossess the Equipment and Inventions and take all actions it deems appropriate to effect such possession or repossession. All costs and expenses required or reasonably related to the exercise by YETI of this right to immediate possession or repossession shall be subsequently charged to, and be paid by, Supplier. Upon any such termination, all rights and interest of Supplier to possess or use the Equipment and Inventions shall terminate and Supplier shall immediately surrender possession of or return the Equipment and Inventions to YETI under Section 3(b). Such termination by YETI shall not relieve Supplier of any of its obligations or liabilities hereunder or under the MSA or otherwise.  YETI shall deliver promptly to Supplier written instructions regarding the return and treatment of the Equipment, including but not limited to the shipping and delivery of the Equipment to YETI or a YETI designee.

10.                               Audit/Inspection. YETI shall have the right from time to time to perform or have a third party perform an audit or inspection of the Equipment, the Site, and Supplier’s books and records relating to its obligations under this Bailment Agreement, including without limitation Supplier’s performance of maintenance of the Equipment. Such audits or inspections shall be performed during normal business hours at YETI’s expense. Supplier shall cooperate with YETI in connection with each such audit or inspection, and shall provide YETI with access to all records, documents and locations reasonably requested by YETI in connection therewith. YETI shall use reasonable business efforts to conduct any such audits or inspections in a manner which does not unreasonably disrupt Supplier’s business operations.

11.                               Confidentiality. Supplier agrees to hold in strict confidence all information of YETI received hereunder, including all Inventions, whether created by Supplier, YETI or otherwise, and to maintain such information for use only by its employees who have agreed to keep such information confidential and only in connection with manufacturing products pursuant to the MSA and/or YETI purchase orders.

12.                               Relationship of Parties.  The relationship between the parties under this Bailment Agreement is that of independent contractors, and nothing contained herein shall be construed to (a) give either party the power to direct or control the day-to-day activities of the other; (b) deem the parties to be acting as partners, agents, joint venturers, co-owners, or otherwise as participants in a joint undertaking; or (c) permit either party or any of either party’s officers, director, employees, agents, or representatives to create or assume any obligation on behalf or in the name of the other party for any purpose whatsoever.

13.                               General.

(a)                                 This Bailment Agreement shall be governed by, subject to, and construed in accordance with the internal laws of the State of Texas, U.S.A., excluding its conflict of laws rules. The parties hereby agree that all disputes arising out of this Bailment Agreement shall be resolved through litigation in any state or federal court situated in Travis County, Texas, U.S.A., and the parties consent to the jurisdiction of such courts. Nothing in this Bailment Agreement, however, will prevent YETI from seeking injunctive or other equitable relief against Supplier in any court of competent jurisdiction.  Notwithstanding the foregoing, if the parties have entered into an MSA and the MSA contains governing law or dispute resolution provisions that differ from the foregoing, then those provisions from the MSA shall also apply to this Bailment Agreement.  YETI’s remedies provided in any section of this Bailment Agreement shall not limit other remedies available to YETI at law, in equity, or elsewhere under this Bailment Agreement.

(b)                                 Supplier is not entitled to transfer or assign any of its rights or transfer or delegate any of its obligations under this Bailment Agreement to a third party without the prior written consent of YETI.  YETI is entitled to transfer or assign any of its rights and/or transfer or delegate any of its obligations under this Bailment Agreement to a third party without the prior written consent of Supplier.  Nothing herein shall restrict YETI’s right to transfer, dispose, license or lease any of YETI’s Intellectual Property rights, including any Inventions or any Equipment, or to purchase products from other suppliers. This Bailment Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective permitted successors and permitted assigns.

(c)                                  If any provision in this Bailment Agreement shall be found or be held to be invalid or unenforceable in any jurisdiction in which this Bailment Agreement is being performed, then: (A) said provision shall be severed, solely in such jurisdiction, from the remainder of this Bailment Agreement, which shall remain in full force and effect; and (B) the parties shall agree on an alternative provision that fully replaces said severed provision to the extent legally permissible in such jurisdiction.

(d)                                 Supplier shall comply with all applicable federal, national, state or provincial, and local laws, rules, regulations and ordinances applicable to the possession, storage, maintenance, operation and use of the Equipment. The failure of any party to enforce at any time any of the provisions of this Bailment Agreement shall in no way be construed to be a present or future waiver of such provisions, nor in any way affect the right of any party to enforce each and every such provision thereafter. The express waiver by any party of any provision, condition or requirement of this Bailment Agreement shall not constitute a waiver of any future obligation to comply with such provision, condition or requirement. Where this Bailment Agreement requires that Supplier obtain the consent of YETI, such consent shall be required to be obtained in each instance, and no overall or continuing consent shall be deemed to be given. All provisions of this Bailment Agreement and its attachment which by their express terms or nature should survive termination hereof, including but not limited to Sections 3, 4(c), 6, 7, 8, 9, 10, 11 and 13, shall do so.

(e)                                  The terms and conditions contained in this Bailment Agreement, the MSA (if the parties have entered into an MSA), and orders issued by YETI under the MSA or otherwise constitute the entire agreement between the parties and supersede all previous agreements and understandings, whether oral or written, between the parties hereto with respect to the subject matter hereof. Except for YETI’s ability to modify Attachment A as provided in Section 3(a), no alteration, amendment, or other change in any term or condition of this Bailment Agreement shall be valid or binding on any party unless the same shall have been mutually assented to in writing by duly authorized representatives of both parties.

(f)                                   YETI shall be responsible for, and shall either pay or reimburse Supplier for, any and all personal property, use, lease or similar taxes attributable or related to the Equipment while in Supplier’s possession, and for any penalties or interest related thereto which are attributable to an action of YETI or a failure to act, timely or otherwise, by YETI.  If Supplier receives any invoices for any such taxes, penalties or interest, Supplier shall promptly send such invoices to YETI.  Supplier shall not pay any such taxes, penalties or interest unless and until Supplier has provided reasonable notice to YETI and permitted YETI a reasonable opportunity to pay or dispute such taxes, penalties or interest.  After complying with the preceding sentence, Supplier may pay such taxes, penalties or interest only if payment is necessary to remove a tax lien against, or to prevent the imminent creation or filing of a tax lien against, Supplier or Supplier’s assets as a consequence of such taxes, penalties or interest remaining unpaid.  If Supplier pays any such taxes, penalties or interest in accordance with the preceding sentence, YETI shall reimburse Supplier for such payments no later than 7 calendar days after YETI’s receipt of Supplier’s statement for such payments.  Supplier shall be responsible for and pay any and all taxes imposed upon Supplier’s income or property.

IN WITNESS WHEREOF, each party has caused this Bailment Agreement to be executed by its authorized representative as of the Bailment Effective Date.

YETI COOLERS, LLC	[Insert Supplier Name]

By:	By:

Title:	Title:

AUTHORIZED REPRESENTATIVE	AUTHORIZED REPRESENTATIVE

Supplier’s corporate address:

Supplier’s jurisdiction (state, province or country) of incorporation:

ATTACHMENT A

List of Equipment:

Site:

Schedule 5

Joint Development Terms and Conditions

1                                         Scopes of Work; Definitions.  From time to time, YETI and Supplier may sign and enter into a scope of work substantially in the form attached hereto as Exhibit A for a research and/or development Project, or they may otherwise agree to enter into and engage in a scope of work for a research and/or development Project (each such scope of work, whether signed and in the form of Exhibit A, or otherwise formally or informally agreed to by the Parties, is referred to herein as a “Scope of Work”).  Each such Scope of Work that the Parties enter into, and each Project, shall be governed by this Schedule and the Agreement into which it is incorporated by reference.  Capitalized terms shall have the meanings as provided herein or as set forth in the attached Exhibit B.  Any capitalized term used in this Schedule or a Scope of Work, but not defined herein, shall have the meaning given to it in the Agreement.

2                                         Exclusive Relationship; Third Party Services.

2.1                               Exclusive Relationship.  During the term of a Project and for a period of three (3) years following completion of that Project, Supplier shall not perform work similar to that Project with or for the benefit of, directly or indirectly, a Competitor of YETI due to the confidential nature of the relationship between the Parties, unless approved in writing by YETI.

2.2                               Third Party Services.  Unless Supplier has received YETI’s prior written consent in YETI’s sole discretion, Supplier shall use only its own employees in the performance of each Project and will not contract with or otherwise engage any third party to work on any Project without first notifying YETI and obtaining YETI’s written consent to do so.  Any YETI consent shall require Supplier to obtain an agreement concerning confidentiality and assignment of Intellectual Property rights on terms agreeable to YETI from any such third party before permitting such third party to commence any work on the Project, and no further notice is required by YETI to indicate that the procurement of such agreement with such third party is required.

3                                         Deliverables and Scheduling.

3.1                               Deliverables.  YETI and Supplier shall perform research and development work related to each Project.  Supplier shall timely transfer to YETI all Deliverables in accordance with the Specifications and the timeline schedule agreed upon in the applicable Scope of Work.  If a Development Error is detected, the Parties shall follow the Development Error Correction procedures (if any) in the Scope of Work.  Transfers of Deliverables are not the subject of a commercial sale, as payment is in consideration for the research and development work provided as set forth in this Schedule and each Scope of Work, but not the sale of Deliverables.

3.2                               Time Schedule Delay.  In the event that Supplier is unable, or it is reasonable to believe will be unable, to meet a Project milestone date in the timeline schedule for any Scope of Work, Supplier shall immediately notify YETI in writing and give reasons for the delay, and present a proposed recovery plan for addressing such delay.  The Parties shall work in good faith to agree upon a recovery plan, taking into account the nature and severity of the problem causing the delay.  The recovery plan may, among other things, extend one or more completion dates set forth in the applicable timeline schedule.  In order to change any such completion date, the Parties must follow the Change Order Process set forth below.  Each Party shall use Best Efforts to implement any mutually agreed upon recovery plan.

3.3                               Change Order Process.  A “Project Change” is a modification of or to a Scope of Work due to a Party’s request to change the scope of the applicable Project, including the Specifications,

Deliverables, timeline schedule, terms of payment, and/or the Development Error Correction process defined in that Scope of Work.  YETI and Supplier may from time to time agree to expand or limit a Project by modifying the applicable Scope of Work through a Project Change.  Any Project Change must be made in writing and approved by YETI for any Project Change that results in exceeding the Not-to-Exceed Amount set forth in the terms of payment of the applicable Scope of Work, if applicable, or extends the particular scheduled completion date by more than 5 calendar days, or which is inconsistent with the Specifications or Deliverables of the Project.  All Project Changes approved by YETI shall be aggregated for the purpose of determining the amount by which they increase the Not-to-Exceed Amount (if any) set forth in the terms of payment for the applicable Scope of Work.

3.4                               Mutual Assistance.  The Parties will cooperate in executing each Project.  Unless otherwise set forth in the terms of payment as described in the applicable Scope of Work, Supplier and YETI shall pay for their own internal costs with respect to each Project, provide their own internal personnel, and meet on a regular basis to discuss each Project.  Upon request of YETI at any time during or after the Term of the Agreement, Supplier shall make available to YETI all Project Results, and all such Project Results shall be owned solely by YETI.  Supplier shall also keep YETI informed of the progress of each Project periodically, as provided in the timeline schedule for the applicable Scope of Work.

3.5                               Term and Termination.  Each Project will continue until completed or until the applicable Scope of Work is terminated by YETI.  YETI may terminate a Scope of Work for any or no reason upon thirty (30) calendar days’ prior written notice to Supplier, without liability for such termination, but with payment due for authorized work completed pursuant to the applicable timeline schedule as of the effective date of such termination.  Termination of a Project will not affect the accrued rights and obligations of the Parties under this Schedule or the Agreement, or the applicable Scope of Work, as of the effective date of such termination, or rights and obligations of the Parties set forth in this Schedule or the Agreement that are intended by the Parties to survive such termination.

3.6                               Payment.  Payment for each Project shall be made in accordance with the terms of payment for the applicable Scope of Work.

3.7                               Ownership of Deliverables.  Unless otherwise agreed upon by the Parties in writing, YETI shall solely own all Deliverables produced or supplied by Supplier under each Project, excluding Intellectual Property with respect thereto, which shall be allocated in accordance with this Schedule subject to the ownership and licenses set forth in this Schedule.

4                                         Ownership and Rights to Pre-Existing and Developed Technology.

4.1                               Ownership of Pre-Existing Technology.  Subject to the licenses set forth in this Agreement, each Party is and remains the sole owner of its Pre-Existing Technology.

4.2                               Ownership of Developed Technology.

(a)                                 All Technology Developed Solely by YETI shall be owned solely by YETI.

(b)                                 All Technology Developed Jointly shall be owned solely by YETI.

(c)                                  All Technology Developed Solely by Supplier shall be owned solely by Supplier, except that YETI shall solely own all Technology Developed Solely by Supplier that was or is:

(i)                                     funded by YETI in whole or in part through separately-identified payments to Supplier for the design or development of any product, samples, tooling, molds or equipment,

(ii)                                  developed for or with reference to a YETI development project that has been communicated to Supplier in writing, or

(iii)                               developed with reference to, or based wholly or partially on, YETI’s Confidential Information.

(d)                                 Developed Technology identified in Sections 4.2(a), 4.2(b), and clauses (i) — (iii) of Section 4.2(c) shall be referred to as “YETI Developed Technology”, and Developed Technology identified in Section 4.2(c) (excluding clauses (i) — (iii) of said Section) shall be referred to as “Supplier Developed Technology”.

(e)                                  Supplier shall irrevocably transfer and assign, and hereby does irrevocably transfer and assign, to YETI, in consideration of the payments made to Supplier pursuant to the Scopes of Work, all right, title and interest in and to all YETI Developed Technology, including any Intellectual Property in YETI Developed Technology.  To the extent permitted by applicable law, Supplier hereby waives all moral rights or droits morale, for all time for all purposes, in the YETI Developed Technology.

5                                         Licenses.

5.1                               License Grant to Supplier.  Subject to the terms and conditions of this Schedule and the Agreement, YETI hereby grants to Supplier a royalty-free, worldwide, non-exclusive license to practice and use YETI Developed Technology (other than Technology Developed Solely by YETI) outside the Field, including to make, use, offer to sell, or sell products outside of the Field.  For the avoidance of doubt, Supplier does not and shall not have any right or license to make, use, offer to sell, or sell products incorporating any YETI Developed Technology or YETI Pre-Existing Technology within the Field.

5.2                               License Grant to YETI.  To the extent necessary to make, design, manufacture, import, export, sell, offer to sell or otherwise use or commercialize products for YETI and its Affiliates, Supplier grants to YETI and its Affiliates, and shall cause any approved third party to grant to YETI and its Affiliates, an irrevocable, perpetual, worldwide, royalty-free, non-exclusive license to use, and to authorize third parties to use, in the Field all Supplier Pre-Existing Technology and Supplier Developed Technology to the extent necessary for the practice of Developed Technology owned solely by YETI.  This provision shall survive termination or completion of each Project.  Notwithstanding the foregoing, Supplier agrees that it shall not incorporate, or permit to be incorporated, any Pre-Existing Technology of Supplier, Pre-Existing Technology of a third party, or Intellectual Property or other proprietary rights of a third party into any of the Deliverables without YETI’s prior written consent.

5.3                               Non-Assertion.  To the extent any of the rights, title and interest in and to the Supplier Pre-Existing Technology and the Supplier Developed Technology cannot be assigned or licensed by Supplier to YETI, Supplier hereby irrevocably waives and agrees never to assert any such non-assignable and non-licensable rights, title or interest against YETI or any of its Affiliates or dealers.

6                                         Trademarks.  Except for any rights provided in this Schedule or the Agreement, neither YETI nor Supplier will use any trademark, service mark, trade name, logo or trade dress of the other Party for any reason without first receiving the written consent and the terms of use from such other Party.  Each Party may withhold its consent to the use of any or all of its trademarks, service marks, trade names, logos or trade dress by the other Party for any or no reason.  Notwithstanding anything else in this Schedule or the Agreement, all graphic designs in any medium developed as a part of any Project that include or make use of any trademark, service mark, trade name, logo and/or trade dress (including any negative or separated images thereof) of YETI or any of its Affiliates, and any other representations in any medium of any trademarks, service marks, trade names, logos and/or trade dress of YETI or any of its Affiliates, shall be the sole and exclusive property of YETI, regardless of who develops the graphic design or other representations.  Supplier shall not use, display or dispose of any tangible or intangible medium including, without limitation, any item that embodies or otherwise contains any such graphic design or other representation, except for the benefit of YETI and in accordance with YETI’s written instructions.  If any graphic designs in any medium are developed as a part of any Project that inextricably include or make use of trademarks, service marks, trade names, logos and/or trade dress (including any negative or separated images thereof) of both Parties or any of their Affiliates, promptly after completion, expiration or termination of the Agreement, such graphic designs shall be destroyed, unless both Parties consent and agree upon ownership and use of such graphic designs.

7                                         Protection of Developed Technology.

7.1                               Notification.  Supplier shall inform YETI in writing of any Supplier Pre-Existing Technology that is or will be embodied in any Developed Technology.  Except as provided in the terms of payment for the applicable Scope of Work, YETI shall not be required to pay any additional consideration for use of Supplier Pre-Existing Technology as permitted in this Agreement.

7.2                               Inventions.  Supplier shall notify YETI in writing of all Developed Technology that may be subject to Intellectual Property protection promptly after the conception thereof.  Supplier shall keep contemporaneously prepared written records sufficient to document the conception of such inventions.

7.3                               Duties of Employees and Others.  Supplier shall ensure that each of its employees and the employees of each third party performing work on any Project agrees in writing to assign to Supplier all worldwide Intellectual Property rights and all other right, title and interest each such person may have, whenever existing or arising, in and to all Developed Technology.

7.4                               Assistance.  Supplier agrees to sign all documents and perform all acts that YETI deems necessary or desirable to permit and assist YETI, at YETI’s expense, in obtaining, perfecting and enforcing the full benefits, enjoyment, rights, and title in and to the Intellectual Property in the Developed Technology that is incorporated into any products, samples, tooling, molds, equipment or services.  If YETI is unable for any reason to secure Supplier’s signature on any document required to file, prosecute, register or memorialize the assignment of any such Intellectual Property, Supplier hereby irrevocably designates and appoints YETI and YETI’s duly authorized officers and agents as Supplier’s agents and attorneys-in-fact to act for and on Supplier’s behalf to take all lawfully permitted acts to further such filing, prosecution, registration, and/or memorialization, all with the same legal force and effect as if executed by Supplier.

8                                         Infringement.

8.1                               Indemnification.

(a)                                 YETI will defend, indemnify, and hold harmless Supplier against all liabilities, claims, demands, obligations, damages, costs, and expenses (including, without limitation, reasonable attorneys’ fees and court costs) to the extent arising out of or related to any claim of infringement of any third party Intellectual Property right by the use or manufacture of any YETI Pre-Existing Technology.

(b)                                 Supplier will defend, indemnify, and hold harmless YETI, its Affiliates and subcontractors against all liabilities, claims, demands, obligations, damages, costs, and expenses (including, without limitation, reasonable attorneys’ fees and court costs) arising out of or related to any claim, notice, or allegation of infringement of any third party Intellectual Property right by the use or manufacture of any Supplier Pre-Existing Technology, third party Pre-Existing Technology, or any Technology Developed Solely by Supplier.

(c)                                  YETI and Supplier will each pay and be responsible for one-half of any and all liabilities, claims, demands, obligations, damages, costs and expenses (including, without limitation, reasonable attorneys’ fees and court costs) owed to third parties arising out of or related to any third party claim, notice, or allegation of infringement of any third party Intellectual Property right by the use of any Developed Technology (other than Technology Developed Solely by Supplier), or by the use, manufacture, sale, or offer for sale of any products incorporating any Developed Technology (other than Technology Developed Solely by Supplier).

8.2                               Infringement and Enforcement Procedure.

(a)                                 If at any time either Party becomes aware that any Services under a Scope of Work, Deliverables, Developed Technology, or Pre-Existing Technology necessary for the practice of Developed Technology infringes Intellectual Property of any third party, prompt notification shall be made to the other Party, along with reasonably complete information concerning the potential infringement.  In the event a suit is brought against one or both Parties by a third party alleging that any such Services, Deliverables, Developed Technology, or Pre-Existing Technology infringes any Intellectual Property right of such third party, the Party being sued will give the other Party prompt notice of such suit.

(b)                                 In the event that YETI notifies Supplier that any Services under a Scope of Work, Deliverables, Technology Developed Solely by Supplier, Pre-Existing Technology of Supplier, or Pre-Existing Technology of third parties, at any stage of any Project, may infringe, misappropriate, or otherwise violate any Intellectual Property of a third party, Supplier shall, at its own expense, promptly conduct an analysis and at its option and expense promptly either: (i) procure the right for YETI and its Affiliates to continue using the applicable Services, Deliverables, Developed Technology, or Pre-Existing Technology of Supplier or approved third parties; (ii) sign YETI’s standard common interest agreement and provide to YETI its analysis and opinion from its patent counsel that states that the Intellectual Property of the third party is (as the case may be) invalid or not infringed, misappropriated, or otherwise violated; or (iii) make such alteration, modification or adjustment to the applicable Services, Deliverables, Developed Technology, or Pre-Existing Technology of Supplier or third parties so that they become non-infringing without incurring a material diminution in function in YETI’s reasonable estimation and provide to YETI the analysis and opinion of its patent counsel as required in Section 8.2(b)(ii).

(c)                                  Each Party is solely responsible for enforcing Intellectual Property rights arising from its solely owned Developed Technology against third parties, at its own expense.

(d)                                 With respect to Intellectual Property arising from Developed Technology, either Party may, in its sole discretion, at its sole expense, and without the consent of the other Party, bring suit against any unlicensed or unauthorized third party or parties for infringement of any Intellectual Property arising from Developed Technology, after first providing the other Party with written notice and the opportunity to participate in such suit.  If both Parties participate in such suit, then (i) each Party will bear an equal share of the aggregate out-of-pocket expenses reasonably incurred by both Parties to prosecute such suit, and (ii) all monetary recoveries will be applied first to reimburse each Party for its share of such expenses (including, without limitation, reasonable attorneys’ fees and court costs), and any balance will be evenly divided by the Parties.  If either Party declines to participate in such suit, then the other Party will bear the entire expense (including, without limitation, all attorneys’ fees and court costs) of the suit and will retain all of any recovery.  Notwithstanding the above, YETI shall have the sole and exclusive right to protect and enforce rights to Intellectual Property arising from Developed Technology within the Field, and may list Supplier as an indispensable party plaintiff or counter-plaintiff.

8.3                               Settlement.  Without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed, neither YETI nor Supplier may compromise, settle, covenant not to sue or take any similar action in connection with a suit against or by a third party if such compromise, settlement, covenant or similar action could materially and adversely affect the rights of the other Party.

9                                         Miscellaneous Provisions.

9.1                               Supplier Representations and Warranties.  Supplier represents and warrants that: (a) it will comply in all material respects with all applicable laws, rules and regulations in connection with all Project work performed by or on behalf of Supplier, including without limitation, all environmental, health, safety and labor laws; (b) all Project work performed by or on behalf of Supplier will be provided in accordance with YETI’s Specifications and instructions, in a timely and professional manner consistent with industry standards; (c) any prototypes, products, equipment or other goods provided by Supplier to YETI will conform to YETI’s Specifications and will be free from defects in materials and workmanship; (d) to the extent Supplier uses any Supplier Pre-Existing Technology in connection with the Project, Supplier owns the entire right, title, and interest, both legal and equitable, in and to the Supplier Pre-Existing Technology; (e) the Supplier Pre-Existing Technology, Developed Technology, Deliverables, and YETI’s receipt and use of the same, and Supplier’s performance of its duties and activities under this Schedule, or any Scope of Work, shall not infringe, misappropriate or otherwise violate any Intellectual Property or other proprietary rights of any third party, including any patent, trademark, trade dress, copyright or trade secret, and no royalties or other payments are required for free use and enjoyment of the Supplier Pre-Existing Technology, Developed Technology, and  Deliverables as provided for or contemplated in this Schedule and the Agreement; and (f) any technology, Deliverables or Project Results provided by Supplier to YETI are not in violation of any rights of any third party.

9.2                               Interpretation.  The headings in this Schedule shall not affect its interpretation.  Throughout this Schedule, whenever required by the context, the singular includes the plural and vice versa and any gender includes any other gender.  The Exhibits to this Schedule constitute an integral part of this Schedule.  This Schedule forms part of the Agreement into which it is incorporated, and each Scope of Work is incorporated into this Schedule.  In the event of conflict or inconsistency between any of the terms and conditions of this Schedule, the Agreement, and any Scopes of Work, the conflict or inconsistency shall be resolved according to the following order of priority: first, the clauses of the Agreement (not including this Schedule); next, the clauses of this Schedule; and last, the clauses of the Scope(s) of Work.

Exhibit A

Form of Scope of Work

This Scope of Work, which is dated as of          , 20  , is incorporated into and forms part of the Joint Development Terms and Conditions Schedule to that certain Master Supply Agreement (“Agreement”) dated        , 201 , between YETI Coolers, LLC (“YETI”) and            (“Supplier”).  If any terms of this Scope of Work and terms of the rest of the Agreement conflict, the terms of the rest of the Agreement control.  Any term used as a defined term in this Scope of Work but not defined herein will have the meaning given to it in the Agreement.  YETI and Supplier hereby agree as follows:

1.              Project Overview.  The Project concerns development of a                  for a                  as further described in the Statement of Requirements attached hereto as Attachment 1.  The Services to be performed by Supplier in this Project are as follows:        .

2.              Specifications.  The Specifications for this Project are as follows: [insert identification of the Specifications, such as:  A                   design for use on                  and similar model [              ] according to the Statement of Requirements attached hereto as Attachment 1.]

3.              Timeline Schedule.  Supplier will perform all Services, deliver all Deliverables and meet all milestones for progress of the Project according to the Statement of Requirements attached hereto as Attachment 1.

4.              Staffing Roles and Responsibilities.  YETI and Supplier will make available their respective resources to work under the Project to bring the Project to completion as scheduled.

5.              Deliverables.  The Deliverables for this Project are as follows:          .  Deliverables for which there are stated Specifications will be provided to meet those Specifications.  Deliverables for which there are no stated Specifications will be provided consistent with Supplier’s best practices.  Deliverables for the Project must be capable of meeting the scope, Specifications, costs, timing and other requirements set forth for the Project in the Agreement, this Scope of Work and Attachment 1.

6.              Terms of Payment.  [Insert terms of payment for this SOW. Also identify Not-to-Exceed Amount; see Section 3.3 of Joint Development Terms and Conditions Schedule]

7.              Development Error Correction.  All Deliverables provided by Supplier shall be reviewed, tested and/or evaluated by YETI.  YETI may reject a Deliverable if it fails to meet the Specifications (or in the case of Deliverables for which there are no stated specifications, Supplier’s best practices) applicable to such Deliverable.  For each Deliverable that YETI rejects, YETI shall provide Supplier with a written statement of Development Errors to be corrected by Supplier.  Such statement shall be provided within thirty (30) calendar days after YETI’s receipt of the Deliverable.  Supplier shall promptly correct any Development Errors and return the corrected Deliverable to YETI.  If YETI rejects the corrected Deliverable, YETI shall provide Supplier with a written statement of Development Errors required to be corrected by Supplier.  Such statement shall be provided within thirty (30) calendar days after YETI’s receipt of the resubmitted Deliverable.  The foregoing procedure shall be repeated until the applicable Deliverable successfully meets all applicable Specifications (or in the case of Deliverables for which there are no stated Specifications, Supplier’s best practices), provided that if after one hundred twenty (120) calendar days such Deliverable still does not successfully meet all applicable specifications (or in the case of Deliverables for which there are no stated Specifications, Supplier’s best practices), then YETI shall have the right to terminate this Scope of Work without liability to YETI, and Supplier shall promptly reimburse YETI for all amounts previously paid for such Deliverable or Services related thereto.

YETI COOLERS, LLC		[Insert Supplier Name]

By:		By:
	(Signature)		(Signature)

	(Print Name)		(Print Name)

	(Title)		(Title)

Attachment 1 to Exhibit A

Statement of Requirements

(attached)

[insert description of Project, Specifications and Timeline Schedule]

Exhibit B

Definitions

“Affiliate” with respect to any Party means any person, corporation, company, partnership, trust or other business entity or combination thereof, whether now existing or created in the future, that directly or indirectly owns or Controls, is owned or Controlled by, or is under common ownership or Control with, that Party.

“Best Efforts” means the highest level of effort (use of personnel, equipment and other internal and external resources) that a Party would reasonably be expected to devote to its highest priority customer or supplier, as the case may be, in a similar situation.

“Camping Chair” means a chair that is capable of being folded or stacked for portability.

“Competitor of YETI” means (a) any Camping Chair, Cooler, or Drinkware manufacturer other than YETI, or (b) any manufacturer or distributor of Camping Chair, Cooler, or Drinkware components, replacement parts, accessories and/or related apparel that does not sell exclusively to YETI, or (c) any entity that owns or Controls, is owned or Controlled by, or is under common ownership or Control with, an entity described in items (a) or (b) of this paragraph.

“Control” means possession, direct or indirect, of the power to elect a majority of the Board of Directors or other governing body of an entity or the power to direct or cause the direction of the affairs of an entity, whether by reason of the ownership of voting stock or other equity interests, by contract or otherwise.  Control will be presumed if any person, firm, trust, corporation, company or other entity or combination thereof owns, either of record or beneficially, 50% or more of the voting stock of an entity.

“Coolers” means insulated hard or soft shell containers, and also includes buckets and water coolers.

“Deliverables” means the services, items, information and objects pertaining to any Project, as agreed by the Parties in the applicable Scope of Work, to be supplied by Supplier pursuant to the timeline schedule for that Scope of Work.

“Developed Technology” means all inventions, discoveries, improvements, methods, processes, designs, ideas, electrical hardware, mechanical hardware, software, commercial embodiments, and all items, information and concepts that have been or are conceived, authored, originated, or reduced to practice solely by either Party or jointly by both Parties, including any person working on behalf of either Party, in the course of performing work in connection with any Project, or in the course of producing Products or performing obligations under the Agreement, whether developed before or after the Effective Date and whether or not subject to protection as Intellectual Property, including all changes, additions or improvements that improve functions, add new functions, or improve performance by changes to system design or operation.

“Development Error” means any deviation from the Specifications identified or referenced in any Scope of Work.

“Drinkware” means insulated, stainless steel tumblers, bottles, jugs, and can/bottle holders.

“Field” includes the design, assembly, manufacture, distribution, marketing or sale of Camping Chairs, Coolers, and Drinkware, and related components, replacement parts, accessories, and apparel.

“Intellectual Property” as used in this Schedule means all exclusive rights over creations of the mind, both artistic and commercial, including, but not limited to, Patent Rights, industrial designs, trade secrets (including without limitation Know-How), mask works, works of authorship, information fixed in any tangible medium of expression, registered and unregistered copyrights, trademarks, service marks, trade names, logos and trade dress, along with all associated goodwill.

“Know-How” shall mean any information in tangible form, which is developed by or for or in the possession of a Party (or its respective Affiliate), and which is retained in the unaided memory by employees of a Party who have had access to Confidential Information of the other Party.  Know-How may not necessarily be classified as a trade secret, but nonetheless provides a competitive advantage to a Party.  For example and without limitation, Know-How could include design, features, composition, manufacture, use or sale of items, procedures, protocols, techniques and results of experimentation and testing.

“Patent Rights” shall mean any and all patents and applications (anywhere in the world) claiming inventions, conceived either solely or jointly by employees or agents of the respective Parties, arising out of work conducted under this Schedule or the Agreement, including but not limited to methods, manufacturing processes, formulations, ingredients, instrumentation, and new uses of the foregoing.  For example and without limitation, Patent Rights shall include all continuations, continuations-in-part, divisionals, extensions, reexaminations, reissues, and utility models.

“Pre-Existing Technology” means all inventions, discoveries, methods, processes, ideas, and designs (including any changes or improvements to the foregoing) that exist prior to the Effective Date, and that a Party owns, controls, or otherwise has the right to use in the performance of its obligations under this Schedule or the Agreement, or as applicable, that are owned or controlled by a third party.

“Pre-Existing Technology of Supplier” or “Supplier Pre-Existing Technology” means Pre-Existing Technology that is owned or controlled by Supplier or a Supplier Affiliate.

“Pre-Existing Technology of a third party” or “third party Pre-Existing Technology” means Pre-Existing Technology that is owned or controlled by a third party.

“Pre-Existing Technology of YETI” or “YETI Pre-Existing Technology” means Pre-Existing Technology that is owned or controlled by YETI or a YETI Affiliate.

“Project” shall mean a research and/or development project that is described in or the subject of a Scope of Work that has been agreed upon by the Parties, whether that Scope of Work has been signed by YETI and Supplier or not, including all Specifications, Deliverables and the timeline schedule agreed upon for that Scope of Work.

“Project Results” means all prototypes, drawings, specifications, reports, models, schematics, diagrams, electrical hardware, mechanical hardware, software, and other documentation and tangible things resulting from any Project.

“Services” shall mean the services to be provided by Supplier under a Scope of Work.

“Technology Developed Jointly” means Developed Technology to which each Party makes a substantive contribution to the conception, authorship, origination, reduction to practice or creation of the inventions, discoveries, methods, processes, designs, ideas, electrical hardware, mechanical hardware or commercial embodiments (including any changes or improvements to the foregoing) related to any aspect of any Project, Specifications or Deliverables, including, but not limited to, a substantive contribution to Intellectual Property, Know-How, or Patent Rights.  The Parties need not physically work on a Project together or at the same time for the Developed Technology to be considered Technology Developed Jointly.  Furthermore, the contributions need not be the same or equal.  Joint inventors on any Patent Rights will be determined in accordance with the applicable law.

“Technology Developed Solely” means all Developed Technology which is outside the scope of Technology Developed Jointly.

Schedule 6

Confidentiality Agreement

[See attached]

Schedule 7

Supplier Policies and Procedures Manual

Section 1:  Introduction

YETI’s goal is to receive distribution-ready merchandise from its vendors, labeled and packaged in accordance with the guidelines established in this Supplier Policies and Procedures Manual (“Guide”) as well as US customs and other governmental regulations.  This will serve YETI’s goal of enhancing the end-customer experience by minimizing delays and maximizing time on the sales floor.

The Guide is designed to aid in the achievement of establishing uniform and transparent processes for the merchandise purchase, delivery and return, as well as invoice submission and payment.  Please ensure that this guide is distributed to all persons in all areas impacted by the requirements of this guide.

The Guide outlines Supplier’s legal obligations and YETI’s rights for every Purchase Order placed by YETI.  It also provides instructions for satisfying merchandise receipt requirements at YETI’s distribution centers.

All of the requirements and conditions outlined in this Guide must be followed, unless an authorized YETI representative waives the requirement.

This guide supersedes all other instructions regarding the shipment of merchandise to YETI when YETI is the importer of record.  It is effective immediately and must be followed for all future Purchase Orders shipped to YETI.

If a Purchase Order has been processed and packed, and cannot be corrected, contact the YETI logistics team or your product planner with the Purchase Order number and the issue.  YETI will discuss internally for prompt resolution.

Acceptance of a YETI Purchase Order and/or the shipment of goods to YETI binds Supplier to compliance with the YETI Guide.

Section 2:  Purchase Order management

1)             Acceptance

a)             Supplier must electronically confirm all purchase orders for quantity, price, and delivery.

b)             See section 2.2 of the Agreement for details.

2)             Delivery

a)             Supplier must deliver on time in full, per the confirmed Purchase Order.

b)             Partial shipments must be approved and a revised Purchase Order must be generated by the product planner prior to shipment.

c)              Over shipments must be approved and a revised Purchase Order must be generated by the product planner prior to shipment.

d)             See section 6.2 of the Agreement for additional details.

3)             Advanced Shipping Notification

a)             Advanced Shipping Notices are required to allow for timely and accurate receiving, and to ensure Supplier is paid in a timely manner.  Transmission of Advance Shipping Notices allows YETI to preprint receiving documents based on what is shipped.

b)             ASNs can be a combination of the pack list and BOL, but must include

1.              Supplier’s Name

2.              Origin address

3.              Freight terms

4.              Seal number

5.              Bill of lading number/container number/truck number

6.              Ship date

7.              Purchase Order number(s)

8.              YETI SKU part number

9.              YETI item description

10.       Quantity per SKU per PO

11.       Number of cartons

12.       Number of pallets

13.       Weight shipment including pallets

c)              ASN Requirements for SNC Suppliers shipping via air or truck

1.              Supplier should enter all ASNs within one hour of a shipment being picked up by the YETI approved carrier.  ASNs submitted after 6 pm CST need to be manually released by a YETI representative if the shipment is being delivered the following day.  Please contact your product planner if a manual release of an ASN is required.

2.              One shipment should be entered on one ASN.

3.              See SCN training documents for further instruction.

d)             ASN Requirements for SNC Suppliers shipping via ocean vessel

1.              Supplier should enter all ASNs within 24-hours of BOL confirmation from the YETI approved carrier.

2.              One shipment should be entered on one ASN.

3.              See SCN training documents for further instruction.

e)              ASN Requirements for Non-SNC vendors

1.              Suppliers should submit shipping documentation (tracking numbers, BOL, house bill etc.) and accurate pack lists to your product planner and the receiving team (                         ) before a shipment is picked up by the YETI approved carrier.

Section 3:  Required Documentation

1)             Packing List

Any shipment without a proper packing list may be refused by the delivery location or the carrier, and if accepted by the delivery location may result in a chargeback.

The packing list must identify:

a)             YETI SKUs in ascending numerical sequence

b)             YETI Item Description

c)              YETI Purchase Order Number

d)             Delivery Date

e)              Quantity of each SKU

f)               Supplier’s name

2)             Bill of Lading

Each Bill of Lading must have the following information typed:

a)             Purchase Order Number of each line item

b)             Number of cartons and pallets

c)              Weight of pallets

d)             Quantity of each SKU

e)              YETI item description

f)               Address of actual origin shipping location

g)              Freight terms agreement: Prepaid, Billed Third Party, or Collect

h)             Deliver by Date: The date the shipment should arrive by

i)                 Seal Number (full truckload shipments)

3)             Commercial Invoice Requirements

The following information must appear on all commercial invoices:

a)             YETI Approved Product Description

b)             YETI SKU

c)              Purchase Order Number of each line item

d)             Item Quantity

e)              Number of Pieces per Carton

f)               Number of Cartons shipped

g)              Stated Value of the item in U.S. Dollars

h)             Where material was manufactured

i)                 Vendor name

j)                Vendor location

k)             YETI listed as person buying merchandise

l)                 Address the goods are being shipped to

Section 4:  Packaging Requirements

Cartons should be packaged per guidelines provide by YETI’s product team.  All shipments arriving at one of our locations must match their respective Purchase Orders in quantity and format ordered, including carton packaging configurations.  Any shipments which require repackaging to conform to the original purchase order could have a non-compliance charge assessed against it.

1)             Carton Label Requirements

Each carton should have at a minimum the following information

a)             YETI Part Number

b)             YETI Part Description

c)              Unit quantity (if more than one)

d)             UPC (on inner and outer cartons in the upper right corner of the longest side of a carton)

***Partially cartons must be clearly marked***

2)             Palletization of Freight

YETI requires the palletization of cartons for shipments.  Vendors must refer to Product-specific pallet configurations as provided by YETI from time to time.

Follow these instructions when palletizing freight:

a)             All cartons on the pallet must be plainly visible to allow for accurate carton count

b)             Do not mix cartons for different products on the same pallet unless prior authorization is provided by YETI

c)              Do not mix cartons for different delivery locations on the same pallet

d)             Stack the heaviest weight cartons on the bottom row

e)              Load must not exceed pallet dimensions, and no overhang of load from pallets will be allowed without prior authorization provided by YETI

f)               All pallets must be accessible by standard pallet jack

g)              Fully shrink-wrap all pallets, including cartons on the top row, with clear plastic film to ensure product does not shift during transit or warehouse handling

h)             YETI carriers must be able to confirm the number of cartons tendered, and if carrier is not able to satisfy this requirement for any reason (i.e. due to carton stacking method or lack of visibility for shrink wrapped pallets), shipper must either resolve the conditions that prevent the carrier from an accurate count, or accept responsibility for any shortages upon delivery to YETI

i)                 Shippers must require the driver to sign for the total carton and pallet count by delivery location that they are receiving for all live-loaded shipments

j)                Pallet weights for each delivery location must be listed separately on the Bill of Lading (i.e. 2 pallets at 500 lbs. per pallet, etc.)

3)             Pallet Dimensions

Dimensions:                                                     48” x 40”, notched stringer Four-way entry for fork tines
2,500 lbs. load bearing capability

Top Deck Boards:                     7 solid boards, 5/8” evenly spaced
Both end boards 5 1/2”, other boards 3 1/2”
No loose boards or board chips exceeding 1”
Grain cracks and nail cracks acceptable if secured

Bottom Deck Boards:                         5 boards, 5/8”
Both end boards 5 1/2”, center boards 3 1/2”
No loose boards or board chips exceeding 1”
Grain cracks and nail cracks acceptable if secured

Stringers:                                                                      3 stringers 1 3/4” x 3 3/4”
Stringers repaired with metal connectors acceptable as described by the National Wooden Pallet and Container Association

Protruding Nails:                              Not acceptable

Contamination:                                 No grease, chemicals, or any other material that would soil or damage the product or its container

Section 5:  Routing Instructions

1)             Domestic

a)             Booking Process

Booking requests are to be submitted a minimum of two full business days prior to carrier pick up.  Booking requests must include the following information:

1.              YETI Purchase Order numbers

2.              Number of cartons and pallets

3.              Weight and dimensions of pallets

4.              Quantity of each SKU

5.              YETI item description

6.              Address of actual origin/ shipping location

7.              Freight terms agreement: Prepaid, Third Party, or Collect

8.              Deliver by Date: The date the shipment should arrive by

All shippers are required to verify their Purchase Orders with the carrier at the time of scheduling a pickup for their shipment to YETI.

b)             Consolidate Shipments

Multiple Purchase Orders going to the YETI warehouse must be written on one Bill of Lading.  Supplier must consolidate multiple LTL shipments weekly to reduce the number of shipments and overall transportation costs unless given prior approval by YETI.

If there is an urgent shipment, please contact                                                         .

c)              Who May Authorize Carriers

This routing guide is the only authorized source of instructions about carrier selection and shipping specifications for YETI Purchase Orders.  Supplier must follow these guidelines to avoid any additional charges regarding the shipping process.

d)             Shipping Timeframes

Booking requests are to be submitted to carriers a minimum of two full business days prior to ship date.

Shipments should be tendered to carriers in such time as to assure arrival by the deliver by date set on the YETI Purchase Order.  If for any reason the vendor cannot meet the deliver by date, an extension may be requested from and granted only by YETI.  Merchandise shipped outside of this shipping window may be refused by the delivery location or the carrier and, if accepted by a delivery location, may result in a chargeback.

In all cases, the Guide instructions on carrier selection must be followed.  Failure to comply with this guideline will result in Supplier being held liable for all freight charges and handling costs incurred.

Each YETI Purchase Order has an expected delivery date designated on it.  This delivery date is the appropriate date the product should arrive at the designated YETI warehouse.  This date should be indicated on each of the Bills of Lading and instruct the carrier to indicate this due date on its freight bill.

Expedited shipments must be approved in advance by YETI

e)              Shipping Requirements

Full truckload shipments must be sealed by the shipper with a C-TPAT compliant high security seal.  Carriers are not authorized to provide seals.  The seal number is required to be typed on the BOL.

Refer to the following table when determining the mode of transportation and authorized carrier needed for a shipment.

Pallet Number:	0	<8	8+
Weight:	0-699 lbs. total weight Individual pieces < 150 lbs.	700-9,999 lbs.	10,000+ lbs.
Mode:	Small Parcel	LTL	Full Truckload
Carrier:	FedEx	Coyote Logistics	Coyote Logistics
Contact Information:	CC:

f)               Security

To ensure shipments are transported effectively and safely please follow our security guidelines listed here.

1.              Only use YETI authorized carriers

2.              Live loading only

3.              Match identifying load numbers given by driver to information received from carrier dispatch

4.              Request to see valid CDL license from driver

5.              Trailers must be sealed with a C-TPAT compliant high security seal provided by the shipper

6.              All drivers sign YETI Truckload SOP attached to this Guide for each shipment

g)              Freight Bill To

All shipments to YETI must be shipped/ billed per the terms of your agreement with YETI and sent via an appropriate authorized carrier.

If not already agreed upon, any Collect shipments must have authorization from YETI PRIOR to shipping.  Any shipments sent Collect without prior authorization by YETI will be billed back to the shipper.

h)             Misrouted Shipments

Shipments that are sent to the wrong destination in error will result in a chargeback to include the full cost of transportation and handling associated with the error.

i)                 Unauthorized Carriers

Use of any carrier or shipping method not specifically authorized in this guide or by YETI will result in the vendor paying all transportation charges.  YETI does not reimburse Supplier for shipments sent via unauthorized carriers.

j)                Freight Chargeback Disputes

All freight chargeback disputes must be made within 30 days of YETI issuing the chargeback to Supplier.  All disputes must be accompanied by documentation supporting Supplier’s position.  In the absence of appropriate documentation, Supplier disputes will be denied.

2)             International

Compliance Requirements

Please note that we require our foreign vendors to submit a detailed quotation sheet per style for application of Harmonized Tariff Number/Rate of duty once a purchase order has been placed.  Additionally, it is YETI’s policy that all commercial documents for foreign direct shipments and or subject to other government agency release must be submitted to the International Logistics Team and International Trade Compliance Manager for approval five (5) business days prior to turning shipment over to freight forwarder.

Additional documentation and certifications may be required depending on the material shipped.

Additional documents may include:

a)             Certificate of Origin

b)             Single Country Declaration

c)              Multiple Country Declaration

d)             Negative Declaration

e)              Repaired Goods Declaration

Section 6:  Non-Compliance/Chargebacks

1)             Shipping Discrepancies

a)             Short shipments

If product is received short from the ASN or packing slip, YETI may, at its discretion,

1.              Request the balance of the order be shipped with expedited transportation, at Supplier’s cost

2.              Cancel the balance of the Purchase Order, deducting the cost of goods from the invoice payment, if applicable

3.              Access a non-compliance fee

b)             Over shipments

If product is received over and above the purchase order, ASN, or packing slip, YETI may, at its discretion,

1.              Return the overage at Supplier’s expense, including all freight and processing charges

2.              Accept the product shipped more than the purchase order quantity at no charge, deducting the cost of goods from the invoice payment, if applicable

3.              Access a non-compliance fee

Chargeback Administrative Fee Schedule:

Chargeback Fee	Chargeback Discerption
$250 admin fee per instance	Inaccurate ASN
$250 admin fee per instance	Failure to transmit ASN
$250 admin fee per instance	ASN not Logged into SNC/sent to Planner
$250 admin fee per instance	Late ASN Notification
$250 admin fee per instance	No Packing Slip
$250 admin fee per instance	Incomplete/Incorrect Pack List
$250 admin fee per instance	Incomplete/Incorrect BOL
$250 admin fee per instance and any additional cost incurred on freight	Incorrect Carrier/Billing Used
$100 per hour	Detention
$250 admin fee per instance	Delivery Appointment Not Scheduled
$50 admin fee per instance plus an additional cost incurred on freight	Shipment Weight Variance
$250 admin fee per instance and cost of returned freight	Freight Returns
$250 admin fee per instance	Late/Early Shipment
$250 admin fee per instance	Failure to Ship
$250 admin fee per instance	Item Not on PO
$250 admin fee per instance	Shipped with Bad/No PO
$250 admin fee per instance	Overage on Shipment
$250 admin fee per instance and a credit for the missing freight	Shortage on a Shipment
$250 admin fee per instance	Shipped on a Canceled PO
$250 admin fee per instance and $10 per carton	Shipped with No/Different UPC
$250 admin fee per instance and cost of damaged/defective goods	Damaged/Defective Goods Shipped
$250 admin fee per instance and $10 per carton	Incorrect Packaging (wrong SKU/color/serial number/pricing/carton)

Failure to comply will result in a $250 non-compliance fee that will be assessed to Supplier for each violation.  YETI is authorized to return such merchandise to the vendor at Supplier’s expense.  Increased freight and handling costs due to over-shipping will be charged back to Supplier.

Note:  Chargebacks must be disputed 30 days from the time all supporting documentation has been provided to vendor.

Section 7:  Invoice

Upon shipment of Products, Supplier shall submit an invoice to YETI, which shall include the following information, as applicable:

a)             Name and address of Supplier

b)             name of shipper (if different from Supplier)

c)              YETI’s Purchase Order number

d)             Port of export and place or places of delivery

e)              Detailed description of the Products

f)               Quantity of the Products shipped

g)              Unit

h)             Total prices

Any other information required by YETI, including special packing, packaging, handling, and design requirements.  The invoice shall be accompanied (if applicable) by a signed bill of lading or express delivery receipt evidencing such shipment.

Schedule 8

Social Compliance Requirements

Supplier acknowledges that YETI is an affiliate-member of the Fair Labor Association (the “FLA”), which is headquartered in Washington, D.C.  YETI, along with the FLA and other FLA members, is committed to protecting and honoring workers in supply chains worldwide.

As a member of the FLA, YETI is required to uphold a set of standards and principles together with its suppliers.  These standards and principles are set forth in the YETI Coolers® Workplace Code of Conduct (the “Code”), a copy of which is attached hereto as Exhibit A and incorporated by reference in this Schedule.  From time to time, YETI will communicate with Supplier regarding issues related to the Code and other FLA-related obligations that require the participation and support of Supplier and all of its sub-suppliers and other subcontractors.

Supplier specifically confirms and agrees to be bound by the following:

1.                                      Supplier acknowledges receipt of the Code, and further acknowledges that Supplier and its sub-suppliers and other subcontractors are each one of the “employers” referenced in the Code, and that references in the Code to “employees” and “workers” mean and include all of the employees and other workers of Supplier and its sub-suppliers and other subcontractors who now or in the future work in facilities that produce, assemble, package, store or ship Products (or raw materials or components thereof) for sale to YETI.

2.                                      Supplier will comply, and will cause all of its officers, directors, managers, supervisors, other employees and workers, sub-suppliers and other subcontractors to comply, with all requirements and provisions set forth in the Code.  In furtherance of this obligation:  (a) Supplier will review and share the Code with its officers, directors, managers, supervisors, sub-suppliers and other subcontractors; and (b) Supplier will post, and will cause each of its sub-suppliers and subcontractors to post, copies of the Code in common areas of the posting entity’s facilities where employees and workers will easily be able to review the Code, such as adjacent to time-recording systems, in the canteen or cafeteria, and in the worker dormitory (if applicable).  If possible, Supplier will enlarge, and will cause its sub-suppliers and other subcontractors to enlarge, the copies of the Code to 46 by 92 centimeters (or 18 by 36 inches) before posting them.

3.                                      If any of the employees or workers of Supplier or its sub-suppliers or other subcontractors is not fluent in English, Supplier will obtain, or will cause the applicable sub-supplier or subcontractor to obtain, translation(s) of the Code into the primary language(s) in which its workers communicate.  Supplier will post, or will cause the applicable sub-supplier or subcontractor to post, copies of those Code translations as required in paragraph 2 above.  Supplier and its sub-suppliers and other subcontractors will either obtain Code translations from the FLA website (www.fairlabor.org/our-work/labor-standards) or have the Code translated by a reputable translation service.

4.                                      Supplier agrees that YETI and its dealers and licensors, the FLA, and representatives contracted by them may from time to time conduct audits and assessments of all facilities of Supplier and its sub-suppliers and other subcontractors at which Products (or the raw materials or components thereof) to be sold to YETI are produced, assembled, packaged, stored or shipped, in order to determine whether those facilities, the Supplier, and/or the Supplier’s sub-suppliers and subcontractors are complying with the Code.  Supplier agrees that these audits and assessments may occur at any time, with or without advance notice, and Supplier will notify its sub-suppliers and other subcontractors of this fact.  Supplier further agrees that (a) it will cooperate with and facilitate the audit and assessment process and give the auditors access to its facilities without charge, and (b) it will comply with each of the auditors’ reasonable requests, and (c) it will make all of its documentation, records and business practices available for review and inspection by the auditors, (d) it will make its employees and workers available for interviews with the auditors, and (e) it will cause each of its sub-suppliers and other subcontractors to allow these audits and assessments to occur at their respective facilities, and to take all of the actions that Supplier agrees to take in clauses (a) through (d) of this sentence.  Supplier acknowledges that YETI and its dealers and licensors, the FLA, and representatives contracted by them may monitor compliance with the Code by, without limitation, examining the monitored entity’s adherence to the FLA Compliance Benchmarks and Principles of Monitoring, which are available on the FLA website at www.fairlabor.org.

5.                                      If any deficiencies or non-compliances with the Code are detected during any audit or assessment of Supplier facilities, Supplier will promptly work to correct and remedy those deficiencies and non-compliances in cooperation with YETI and/or the FLA.  If any deficiencies or non-compliances with the Code are detected during any audit or assessment of any of Supplier’s sub-suppliers’ or other subcontractors’ facilities, Supplier will promptly cause the applicable sub-supplier or subcontractor to promptly work to correct and remedy those deficiencies and non-compliances in cooperation with Supplier and/or the FLA.

6.                                      Within thirty (30) calendar days after the Effective Date, and no less frequently than annually thereafter, Supplier will certify in writing to YETI that it is complying with all provisions of the Code and the requirements of this Schedule.

7.                                      If YETI modifies the Code, or if the FLA announces additional or modified principles with respect to treatment of workers in supply chains, Supplier agrees that it will comply, and will cause its sub-suppliers and other subcontractors to comply, with all such Code modifications and additional or modified principles as promptly as possible, and in any event within ninety (90) calendar days after YETI has informed Supplier of the changed or new provisions.

Supplier acknowledges that any failure by Supplier or any of its officers, directors, managers, supervisors, or other employees or workers, or any of Supplier’s sub-suppliers or other subcontractors, to comply with the Code or the requirements of this Schedule, may have a severe adverse impact upon Supplier’s relationship with YETI.

Exhibit A to Schedule 8

YETI Coolers® Workplace Code of Conduct

EMPLOYMENT RELATIONSHIP

NONDISCRIMINATION

No person shall be subject to any discrimination in employment, including hiring, compensation, advancement, discipline, termination or retirement, on the basis of gender, race, religion, age, disability, sexual orientation, nationality, political opinion, social group or ethnic origin.

HARASSMENT OR ABUSE

Every employee shall be treated with respect and dignity. No employee shall be subject to any physical, sexual, physiological or verbal harassment or abuse.

FORCED LABOR

There shall be no use of forced labor, including prison labor, indentured labor, bonded labor or other forms of forced labor.

CHILD LABOR

FREEDOM OF ASSOCIATION AND COLLECTIVE BARGAINING

HEALTH, SAFETY, AND ENVIRONMENT

HOURS OF WORK

COMPENSATION

Every worker has a right to compensation for a regular work week that is sufficient to meet the workers' basic needs and provide some discretionary income. Employers shall pay at least the minimum wage or the appropriate prevailing wage, whichever is higher, comply with all legal requirements on wages, and provide any fringe benefits required by law or contract. Where compensation does not meet workers' basic needs and provide some discretionary income, each employer shall work with the FLA to take appropriate actions that seek to progressively realize a level of compensation that does.

Exhibit A to Schedule 8 YETI Coolerst) Workplace Code of Conduct EMPLOYMENT RELATIONSHIP Iimployers shall adopt and adhere to mles and conditions of employment that respect workers and, at a_ minirn11m, safeguard their rights under national and international labor and social security laws and regulations_ NONDISCRitviiNATION '<o person shall he subject to any discrimin ution in LmploymL-nt, inc.luding hiring, compensation, advancement, discipline, termination or retirement, on the hasiof gender, race, religion, age, rli ahility, sexual orientation, nationality, political opinion, social group or ethnic 01igin. HARASSMENT OR ABUSE Fvery employee shall he treated with respe<:L and dibrnity. No employee shall he suhjed to any physicaL sexual, physiological or verbal harassment or abuse. FORCED LABOR There shall be no use of forced labor, induding prison labor, indentured labor, bonded labor or other forms uf foroxd labor. CHILD LABOR o person shall be employed under the age of 15 or under the age for completion of compulsory education, whichever is higher. FREEDOM OF ASSOCIATION AND COLLECTIVE BARGAINING l.!mployers shall recogniZe and respect the right of employees to freedom of association and collective bargaining. HEALTH, SAPETY, AND ENVIRONMENT Employers shall provide a sate and healthy workplace setting to prevent accidents and injury to health arising our ot; linked w1th, or occtming in the course of work or as a result of the operation of employers' facilities. Employers shall adopt responsible measures to mitigate negative impacts that the workplace has on the environment. HOURS OF WORK Employers shall not require workers to work more than the regular and ove1time hours allowed by the law of the country where the workers are employed. The regnlru·work week shall not exceed 4g hours. Employers shall allow workers at least 24 hom-s consecuuve hams of rest in every seven-day period. All ovemme work shall be consensual. Employers shall not request ove1time on a regular basis and shall compensate all overtime work at a premium rate. Other than in exceptional circumstances, the sum of regular and overtime hours in a week shall not exceed 60 hours. COMPENSATION Every worker has a right to compensation ±or a regular work week that is sutlicient to meet the workers' basic needs and provide some discretionary' mcome. Employers shall pay at least the minimmn wage or the appropriate prevailing wage, whichever is higher, comply with all legal requirements on wages, and provide any fringe benefits required by law or contract. \Vbere compensation does not meet workers· basic needs and provide some discretionary income, ea.ch employer shall work with the FLA lu take appropriate at:tiuns thai seek lu progressively realize a level of <:ompensationlhal dues. Page: 57/61 YETI Confidential & Proprietary Information YETI"

Schedule 9

Minimum Insurance Requirements

Supplier shall obtain, pay for, and maintain in full force and effect throughout the Term insurance as follows:

(a)                                 Workers’ Compensation and Employers’ Liability insurance with limits to conform with the greater of the amount required by applicable law or one million dollars ($1,000,000) each accident, including occupational disease coverage and an endorsement to the Workers’ Compensation and Employers’ Liability insurance policy, in form acceptable to YETI, containing a waiver of subrogation by the insurance carrier with respect to YETI and its parent, subsidiaries, divisions and affiliated companies, and all of their respective directors, officers, shareholders, employees and representatives;

(b)                                 Commercial General Liability insurance with limits of not less than five million dollars ($5,000,000) combined single limit for bodily injury, death, and property damage, including personal injury, contractual liability, independent contractors, broad-form property damage, and products and completed operations coverage; and,

(c)                                  Commercial Automobile Liability insurance with limits of not less than one million dollars ($1,000,000) each occurrence combined single limit of liability for bodily injury, death, and property damage, including owned and non-owned and hired automobile coverages, as applicable.

As evidence of insurance coverage, Supplier shall deliver to YETI on the Effective Date and no less than annually thereafter (a) certificates of insurance issued by Supplier’s insurance carrier showing each of these policies in force during the Term of this Agreement, and (b) an endorsement to each required policy, in form acceptable to YETI, naming YETI and its parent, subsidiaries, divisions and affiliated companies, and all of their respective directors, officers, shareholders, employees and representatives as additional insureds (except under the Workers’ Compensation policies).  To the extent any insurance coverage required under this Agreement is purchased on a “claims-made” basis, such insurance shall cover all prior acts of Supplier during the Term, and such insurance shall be continuously maintained until at least two (2) years beyond the expiration or termination of the Term, or Supplier shall purchase “tail” coverage, effective upon termination of any such policy or upon termination or expiration of the Term, to provide coverage for at least two (2) years from the occurrence of either such event.  Supplier shall give thirty (30) days’ prior written notice to YETI of cancellation, non-renewal, or material change in coverage, scope, or amount of any of the required policies.  Supplier’s liability under the Agreement shall not be limited or modified in any way by the amount or terms of any insurance it is required to maintain hereunder.

Schedule 10

Governing Law and Dispute Resolution Process

Governing Law

This Agreement and all Purchase Orders shall be governed exclusively by the internal laws of the State of Texas, U.S.A., without giving effect to choice of law principles.  THE PARTIES AGREE THAT THE UNITED NATIONS CONVENTION ON CONTRACTS FOR THE INTERNATIONAL SALE OF GOODS SHALL NOT APPLY TO THIS AGREEMENT OR ANY PURCHASE ORDERS.

Dispute Resolution Process

1.1                               The Parties’ shared objective is to resolve all disputes of any nature that may arise between them as amicably and efficiently as possible, and neither Party will unreasonably delay the resolution of a dispute.  A dispute arises when there is a cause of action or claim for relief that either Party could have asserted in court but for this agreement to arbitrate.

1.2                               Promptly after a dispute arises, executives from each of YETI and Supplier who have the authority to resolve the dispute will meet face to face at a mutually agreeable location, and attempt in good faith to resolve the dispute.  If these executives are unable to resolve the dispute at their meeting, either Party may request that the dispute be submitted to mediation within thirty (30) calendar days after the face to face meeting.  The mediation will be conducted in Austin, Texas and administered by the American Arbitration Association (“AAA”) under its Commercial Mediation Procedures within thirty (30) calendar days after submission by a Party.  Each Party will be represented at the mediation by at least one senior executive with sufficient authority to resolve the dispute.  YETI and Supplier will each bear their own costs and expenses incurred in connection with the mediation proceeding and will each pay one-half of the costs and expenses of the mediation.

1.3                               Any and all disputes not resolved between the Parties themselves or through mediation, will promptly be submitted to binding arbitration in Austin, Texas before a single neutral arbitrator in accordance with the Commercial Arbitration Rules of the AAA, except as modified in this Agreement.  Either or both Parties may submit the dispute to the AAA.  If no demand for arbitration is received by the AAA within twelve months from the date the dispute first arose, all claims of the Parties arising from or relating to that dispute will be forever barred.

1.4                               The arbitration hearing must be concluded within one hundred and fifty (150) calendar days following appointment of the arbitrator.  Within thirty (30) calendar days following appointment of the arbitrator, the Party that demanded arbitration must disclose and provide to the other Party copies of all documents that support or refute its demand and identify all persons it will call as witnesses at the arbitration hearing.  Twenty (20) calendar days after receiving the required disclosures from the Party that demanded arbitration, the other Party must disclose and provide to the Party that demanded arbitration copies of all documents that support or refute (a) its opposition to the arbitration demand, and (b) any counterclaims it asserts as part of the arbitration.  Fifteen (15) calendar days after receiving the required submissions regarding any counterclaims, any Party against whom a counterclaim has been asserted must disclose and provide to each other Party copies of all documents that support or refute the counterclaim.  The Parties have intentionally limited the obligation to produce documents to those documents that support or refute their positions because they wish to avoid the burden and cost of producing less relevant documents.  If a Party desires to depose a witness identified by another Party, the deposing Party must request the deposition within thirty (30) calendar days after the witness has been identified.  If the witness is an employee or under the control of a Party, that Party must make the witness available for deposition at a mutually convenient time and place within sixty (60) calendar days after the deposition request is made.  If a Party is unable to produce the witness for deposition, the deposing Party may seek to compel the witness’s deposition pursuant to AAA rules.  No deposition may exceed six (6) hours.  No other pre-hearing discovery will be allowed.

1.5                               Arbitration under this Agreement will be in lieu of all other remedies and procedures available to the Parties, provided that either Party may seek specific performance, preliminary injunctive or other interlocutory relief prior to the commencement of or during the arbitration proceeding.  This section will not prevent either Party from joining, or bringing a claim against, the other Party in a products liability action.  If a Party refuses to participate in an arbitration proceeding as required by this Agreement, the other Party may petition any court having proper jurisdiction for an order directing the refusing Party to participate in the arbitration proceeding.  All costs and expenses incurred by the petitioning Party in enforcing the terms of this Agreement will be paid by the refusing Party.

1.6                               Each Party will proceed in good faith to conclude the arbitration proceeding as quickly as reasonably possible.  The arbitration proceeding will be confidential between the Parties.  The arbitrator’s determination will be binding and conclusive and the arbitration award may be confirmed in any court having proper jurisdiction.  YETI and Supplier will bear their own costs and expenses incurred in connection with the arbitration proceeding and each Party will pay one-half of the costs and expenses of the arbitration.  Any payments or reimbursements required by the decision of the arbitrator will be made within thirty (30) days following the decision.

[Schedule [  ]]

[China Schedule]